UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TREEHOUSE FOODS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TREEHOUSE FOODS, INC.

2021 SPRING ROAD

SUITE 600

OAK BROOK, ILLINOIS 60523

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

ON APRIL 24, 2014

To the Stockholders of TreeHouse Foods, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of TreeHouse Foods, Inc. (“TreeHouse” or the “Company”) that will be held at 2015 Spring Road, Lower Level, Conference Room A, Oak Brook, Illinois 60523, on Thursday, April 24, 2014, at 9:00 a.m. Central Time.

Once again, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our Annual Meeting. On or about March 13, 2014, we will mail to our stockholders who have not already requested paper material, a Notice of Internet Access and Availability of Proxy Materials (“Notice”), which contains instructions on how to vote, access our 2014 Proxy Statement and 2013 Annual Report on Form 10-K (“Annual Report”) online, and how to request paper copies of the materials. All stockholders who have elected to continue to receive paper copies will receive a copy of the Proxy Statement and Annual Report by mail. The Proxy Statement also contains instructions on how you can (i) receive a paper copy of the Proxy Statement and Annual Report, if you only received a Notice by mail, or (ii) elect to receive your Proxy Statement and Annual Report over the Internet, if you received them by mail this year.

At the Annual Meeting you will be asked to vote on the following matters and to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof:

1.	To elect three directors to hold office until the 2017 Annual Meeting of Stockholders;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014; and

3.	To provide an advisory vote to approve the Company’s executive compensation.

The matters listed above are fully discussed in the Proxy Statement accompanying this Notice. A copy of our Annual Report is also enclosed.

The record date for the Annual Meeting is February 28, 2014. Only stockholders of record as of February 28, 2014, are entitled to notice of, and to vote at, the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by completing, signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. If for any reason you wish to revoke your proxy, you may do so at any time before it is voted at the Annual Meeting.

Thomas E. O’Neill

Corporate Secretary

March 3, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 2014

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Our Proxy Statement and our Annual Report are available at www.envisionreports.com/thfi. Our Proxy Statement includes information on the following matters, among other things:

•	The date, time and location of the Annual Meeting;

•	A list of the matters being submitted to the stockholders for approval; and

•	Information concerning voting in person at the Annual Meeting.

If you want to receive a paper copy or e-mail of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy to Computershare Shareowner Services by telephone at 1-866-641-4276 or online at www.envisionreports.com/thfi or contact the Company’s Investor Relations Department directly at our principal executive office: TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523, telephone (708) 483-1331. Please make your request on or before April 11, 2014 to facilitate timely delivery.

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TREEHOUSE FOODS, INC.

2021 SPRING ROAD

SUITE 600

OAK BROOK, ILLINOIS 60523

PROXY STATEMENT

SUMMARY OF THE ANNUAL MEETING

We are furnishing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors (“Board”) of TreeHouse Foods, Inc. (“TreeHouse,” “Company,” “we,” “us,” or “our,” as the context requires) for use in voting at the Annual Meeting of Stockholders (“Meeting”). The Meeting will be held at 2015 Spring Road, Lower Level, Conference Room A, Oak Brook, Illinois 60523, on Thursday, April 24, 2014, at 9:00 a.m. Central Time for the purpose of considering and acting upon the matters specified in the notice accompanying this Proxy Statement. This Proxy Statement is being sent to stockholders on or about March 13, 2014.

Who May Vote

If you are a stockholder of record on February 28, 2014, you are entitled to vote at the Meeting. As of that date, there were 36,523,475 shares of the Company’s common stock (“Common Stock”) outstanding, the only class of voting securities outstanding. You are entitled to one vote for each share of common stock you own, without cumulation, on each matter to be voted upon at the Meeting.

How Proxies Work

Only votes cast in person at the Meeting or received by proxy before the beginning of the Meeting will be counted at the Meeting. Giving us your proxy means you authorize us to vote your shares at the Meeting in the manner you direct. If your shares are held in your name, you can vote by proxy in three convenient ways:

•	By Internet: Go to www.envisionreports.com/thfi and follow the instructions.

•	By Telephone: Call toll-free 1-800-652-VOTE (8683) and follow the instructions.

•	By Mail: Complete, sign, date and return your proxy card in the enclosed envelope.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 12:00 a.m. Central Time on April 24, 2014.

As permitted by Securities and Exchange Commission (“SEC”) rules, TreeHouse is making this Proxy Statement and its Annual Report on Form 10-K (“Annual Report”) available to its stockholders electronically via the Internet. On or about March 13, 2014, we will mail our stockholders a Notice of Internet Access and Availability of Materials (“Notice”), which contains instructions on how to vote, access this Proxy Statement and our Annual Report online, and how to request paper copies of the materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

If your proxy is properly returned, the shares it represents will be voted at the Meeting in accordance with your instructions. If you execute and return your proxy but do not give specific instructions, your shares will be voted as follows:

•	FOR the election of each of the three nominees for director set forth herein;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014;

•

FOR the advisory approval of the compensation of the Company’s named executive officers as described in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation;” and

•	with respect to any other matter that may properly come before the Meeting, at the discretion of the persons voting the respective proxies.

The Board does not intend to bring any matters before the Meeting except those indicated in the Notice. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Shares Held Through a Bank, Broker or Other Nominee

If you are the beneficial owner of shares held in “street name” through a bank, broker, or other nominee, such bank, broker, or nominee, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give instructions, the shares will be treated as “broker non-votes”. A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposal concerning the ratification of the independent registered public accounting firm (Proposal 2) is discretionary. All other proposals to be voted on at the Meeting are non-discretionary.

Quorum

Stockholders of record may vote their proxies by telephone, Internet or mail. By using your proxy to vote in one of these ways, you authorize any of the three officers whose names are listed on the front of the proxy card accompanying this Proxy Statement to represent you and vote your shares. Holders of a majority of the shares entitled to vote at the Meeting must be present in person or represented by proxy to constitute a quorum. Of course, if you attend the Meeting, you may vote by ballot. If you are not present, your shares can be voted only when represented by a properly submitted proxy. Abstentions and broker non-votes (as described below under the heading “Required Vote”) are counted for purposes of determining whether a quorum is met.

Revoking a Proxy

Submitting your proxy now will not prevent you from voting your shares at the Meeting if you desire to do so, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted at the Meeting by:

•

delivering to Thomas E. O’Neill, our Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary, a signed written revocation letter dated later than the date of your proxy;

•	submitting a proxy to the Company with a later date; or

•	attending the Meeting and voting in person (your attendance at the Meeting will not, by itself, revoke your proxy; you must also vote in person at the Meeting).

Required Vote

The election of the nominees for director (Proposal 1) in an uncontested election will become effective only upon the affirmative vote of shares of common stock representing a majority of the votes cast “for” or “against” such nominee. The ratification of the selection of our independent registered public accounting firm (Proposal 2), the advisory approval of the compensation of the Company’s named executive officers as described in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation” (Proposal 3), and the approval of any other matter that may properly come before the Meeting will become effective only upon the affirmative vote of shares of common stock representing a majority of the votes cast “for” or “against” such proposal. Votes cast as “for” or “against” are counted as a vote, while votes cast as abstentions will not be counted as a vote but will be counted for purposes of determining a quorum. Abstentions will have no effect on the election of directors or Proposals 2 and 3. So-called “broker non-votes” (brokers failing to vote by proxy shares of the common stock held in nominee name for customers on any non-discretionary matters) will not be counted as votes at the Meeting and will not have a direct impact on any non-discretionary proposal (i.e., Proposal 1 (election of directors) or Proposal 3).

Resignation Policy

Our Corporate Governance Guidelines utilize a resignation policy in the election of directors. Accordingly, if an incumbent director nominee receives a greater number of votes marked “against” his or her election than votes marked “for” his or her election, that nominee is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to make recommendations to the Board with respect to any such resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process.

Method and Cost of Soliciting and Tabulating Votes

The solicitation of proxies from our stockholders is being made by the Board and management of the Company. TreeHouse will bear the costs of soliciting and tabulating your votes, including the cost of preparing and mailing the Proxy Statement, the Proxy Card, Notice and the Annual Report. TreeHouse has retained the services of Broadridge Financial Solutions, Inc., to assist in distributing these proxy materials. D.F. King & Co., Inc. will act as our proxy solicitor in soliciting votes for a fee of approximately $13,000 plus the reimbursement of reasonable out of pocket expenses. Solicitation will be primarily through the use of the U.S. Postal Service and the Internet, but our officers, directors and regular employees may solicit proxies personally or by telephone without additional remuneration for such activity.

TreeHouse will reimburse banks, brokers, and other holders of record for reasonable, out-of-pocket expenses for forwarding these proxy materials to you, and obtaining proxies from you, according to certain regulatory fee schedules. The actual amount will depend on variables such as the number of packages mailed, the number of stockholders receiving electronic delivery, and postage costs.

Computershare, our transfer agent, will act as the proxy tabulator and Inspector of Elections.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are stockholders may be “householding” our proxy materials. If a stockholder receives a householding notification from his, her or its broker, a single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any stockholder that receives a “householding” notification wishes to receive a separate annual report and proxy statement at his, her or its address, such stockholder should also contact his, her or its broker directly. Stockholders who in the future wish to receive multiple copies may also contact the Company at: 2021 Spring Road, Suite 600, Oak Brook, IL, 60523, Attention: Investor Relations; (708) 483-1331.

ELECTION OF DIRECTORS (PROPOSAL 1)

We have a classified Board consisting of three classes. At each annual meeting a class of directors is elected for a term of three years to succeed any directors whose terms are expiring. We believe this classified board structure is appropriate for the Company. Given the size of the Company, we may experience difficulty in identifying and recruiting individuals to serve as directors. Obtaining a three-year commitment from our directors assists us in retaining highly qualified directors who have experience and familiarity with our business and the markets in which we operate. The Board believes that such long-term institutional knowledge benefits TreeHouse and enables the Board to better consider and provide long-term strategic planning.

At the Meeting, you will elect a total of three directors to hold office, subject to the provisions of the Company’s By-Laws, until the annual meeting of stockholders in 2017 and until their successors are duly elected and qualified. Unless you instruct otherwise, the shares represented by your proxy will be voted FOR the election of Mr. Dennis F. O’Brien, Mr. Sam K. Reed and Ms. Ann M. Sardini, the nominees set forth below. The affirmative vote of a majority of the votes cast is required to elect each director. In other words, the number of votes “for” a director must exceed the number of votes “against” a director in order to elect such director. For information regarding our resignation policy, see “Summary of the Annual Meeting — Resignation Policy” in this Proxy Statement.

Mr. O’Brien, Mr. Reed and Ms. Sardini, have each agreed to be nominated and to serve as a director if elected. However, if any nominee at the time of his or her election is unable or unwilling to serve, or is otherwise unavailable for election, and as a result, another nominee is designated by the Board, then you or your designee will have discretion and authority to vote or refrain from voting for such nominee.

Proposal 1 — Election of Directors

Election of Dennis F. O’Brien — Continuing in office — Term expiring 2017

The Nominating and Corporate Governance Committee has recommended and the Board has nominated Mr. O’Brien for re-election to the Company’s Board. Certain information about Mr. O’Brien is set forth below.

DENNIS F. O’BRIEN has served as a Director since August 2009. Mr. O’Brien is a partner of Gryphon Investors, Inc., a private equity firm, a position he has held since April 2008. Prior to joining Gryphon, Mr. O’Brien was the Chief Executive Officer of Penta Water Company, a maker of bottled water, from April 2007 to April 2008. On October 5, 2009, Penta Water Company, Inc. filed for bankruptcy under Chapter 11. Mr. O’Brien held a series of executive positions with ConAgra Foods, Inc., including President and Chief Operating Officer, Retail Products from 2004 to 2006, President and Chief Operating Officer, Grocery Foods from 2002 through 2004, Executive Vice President, Grocery Foods from 2001 to 2002 and President, ConAgra Store Brands from 2000 through 2001. In addition, Mr. O’Brien previously held executive and marketing positions at Armstrong World Industries, Campbell’s Soup Company, Nestle S.A. and Procter & Gamble. Mr. O’Brien holds a Bachelor of Science degree in marketing from the University of Connecticut. Mr. O’Brien previously sat on the audit committee of Senomyx, Inc. (NYSE: SNMX). Mr. O’Brien is a member of the Audit Committee and of the Nominating and Corporate Governance Committee of our Board.

Mr. O’Brien provides insight and perspective on strategic, marketing and food industry matters stemming in part from his significant food industry experience.

Election of Sam K. Reed — Continuing in office — Term expiring 2017

The Nominating and Corporate Governance Committee has recommended and the Board has nominated Mr. Reed for re-election to the Company’s Board. Certain information about Mr. Reed is set forth below.

SAM K. REED is the Chairman of our Board. Mr. Reed has served as our Chairman and Chief Executive Officer since January 27, 2005 and as President since July 1, 2011. Prior to joining us, Mr. Reed was a principal in TreeHouse LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From March 2001 to April 2002, Mr. Reed served as Vice Chairman of Kellogg Company. From January 1996 to March 2001, Mr. Reed served as the President and Chief Executive Officer, and as a director of Keebler Foods Company. Prior to joining Keebler, Mr. Reed served as Chief Executive Officer of Specialty Foods Corporation’s (unrelated to Dean Foods, as defined below) Western Bakery Group division from 1994 to 1995. Mr. Reed has also served as President and Chief Executive Officer of Mother’s Cake and Cookie Co. and has held Executive Vice President positions at Wyndham Bakery Products and Murray Bakery Products. In addition to our Board, Mr. Reed has previously served on the boards of directors of Weight Watchers International, Inc. and Tractor Supply Company. Mr. Reed holds a B.A. from Rice University and an M.B.A. from Stanford University.

We believe that as our Chairman and Chief Executive Officer, Mr. Reed has led a transformation of the Company focused on increasing value for customers and stockholders. With Mr. Reed’s broad experience and deep understanding of the Company and the food industry, and as Chief Executive Officer, he provides leadership and industry experience to the Board and to the Company.

Election of Ann M. Sardini — Continuing in office — Term expiring 2017

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, Ms. Sardini for re-election to the Company’s Board. Certain information about Ms. Sardini is set forth below.

ANN M. SARDINI has served as a Director since May 2008. From April 2001 to June 2012, when she retired, Ms. Sardini served as the Chief Financial Officer of Weight Watchers International, Inc. She served as Chief Financial Officer of Vitamin Shoppe.com, Inc., a seller of vitamins and nutritional supplements, from September 1999 to December 2001, and from March 1995 to August 1999 she served as Executive Vice President and Chief Financial Officer for the Children’s Television Workshop. In addition, Ms. Sardini has held finance positions at QVC, Inc., Chris Craft Industries, and the National Broadcasting Company. In addition to our Board, Ms. Sardini currently serves, since 2013 on the board of directors of Pier 1 Imports, Inc. and on its Audit Committee, and since 2012, on the board of directors of Promise Project Fund for the City of New York. In addition, Ms. Sardini currently serves since 2013 on the advisory board of LearnVest.com. Previously, Ms. Sardini has served on the boards of directors for Weight Watchers Danone China Ltd. from 2008 to 2010 and Veneca Inc. from 2005 to 2007. Ms. Sardini holds a B.A. from Boston College and an M.B.A from Simmons College Graduate School of Management. Ms. Sardini is our Lead Independent Director and a member of the Compensation Committee of our Board.

Ms. Sardini has over 20 years of experience in senior financial management positions in branded media and consumer products companies, and currently consults with companies and investors on business operational matters. She provides independent guidance to the Board on a wide variety of general corporate and strategic matters based on her extensive executive experience, financial experience as chief financial officer of a public company, and broad business background.

RECOMMENDATION:

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF ALL

DIRECTOR NOMINEES TO SERVE ON THE COMPANY’S BOARD

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE ELECTION OF EACH

DIRECTOR NOMINEE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

Deloitte & Touche LLP audited our financial statements for fiscal year 2013 and has been selected by the Audit Committee of our Board to audit our financial statements for fiscal year 2014. A representative of Deloitte & Touche LLP will attend the Meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate stockholder questions.

Stockholder ratification of the selection of Deloitte & Touche LLP is not required by our By-laws. However, our Board is submitting the selection of Deloitte & Touche LLP to you for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm if they determine such a change would be in the best interests of the Company and the Company’s stockholders.

The affirmative vote of a majority of the votes cast is required to approve this Proposal 2.

For information regarding audit and other fees billed by Deloitte & Touche LLP for services rendered in fiscal years 2012 and 2013, see “Fees Billed by Independent Registered Public Accounting Firm” on page 40 in this Proxy Statement.

RECOMMENDATION:

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE RATIFICATION OF THE

SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS

STOCKHOLDERS SPECIFY A CONTRARY VOTE.

CORPORATE GOVERNANCE

Current Board Members

The members of the Board on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee
Sam K. Reed	—	—	—
George V. Bayly	—	—	**
Diana S. Ferguson	—	**	—
Dennis F. O’Brien	—	*	*
Frank J. O’Connell	*	*	—
Ann M. Sardini	*	—	—
Gary D. Smith	**	—	—
Terdema L. Ussery, II	—	*	*
David B. Vermylen	—	—	—

*	Member

**	Chairman

Corporate Governance Guidelines and Code of Ethics

We are committed to high standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically and in accordance with our Code of Ethics. All of the Company’s corporate governance materials, including the Corporate Governance Guidelines, committee charters and the Code of Ethics are published on the Company’s website at www.treehousefoods.com in the investor relations information section and are also available upon request from the Corporate Secretary. The Board regularly reviews corporate governance developments and modifies the Company’s corporate governance materials from time to time. We will post any modifications of our corporate governance materials, including our Code of Ethics, on our website.

Director Independence

The New York Stock Exchange listing rules require that a majority of the Company’s directors be independent. The Board determined that (i) Messrs. Bayly, O’Brien, O’Connell, Smith and Ussery and Ms. Ferguson and Ms. Sardini have no direct or indirect material relationships with management, and that they satisfy the New York Stock Exchange’s independence guidelines and are independent and (ii) that Messrs. Reed and Vermylen are not independent.

All members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent directors and our Compensation Committee members meet the new enhanced independence requirements for Compensation Committee members under the New York Stock Exchange’s listing standards. The Board has determined that all of the members of our Audit Committee also satisfy the SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation. The portion of the Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Appendix A.

Nomination of Directors

The Board is responsible for approving candidates for Board membership and has delegated the process of screening and recruiting potential director nominees to the Nominating and Corporate Governance Committee in consultation with the Chairman of the Board and Chief Executive Officer. The Nominating and Corporate Governance Committee seeks candidates who have a reputation for integrity, honesty, and adherence to high ethical standards and who have demonstrated business acumen, experience, and an ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee views diversity broadly to include diversity of experience, skills, and viewpoint as well as traditional diversity concepts such as race and gender. When the Nominating and Corporate Governance Committee reviews a candidate for Board membership, the Nominating and Corporate Governance Committee looks specifically at the candidate’s background and qualifications in light of the needs of the Board and the Company at that time, given the then-current composition of the Board. The aim is to assemble a Board that provides a significant breadth of experience, knowledge, and abilities that assist the Board in fulfilling its responsibilities. The current members of the Board hold or have held senior executive positions in large, complex organizations and have operating experience that meets this objective. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Many of our directors also have experience serving on boards of directors and board committees of other public companies and have an understanding of corporate governance practices and trends.

The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including current Board members and stockholders. It also may, in its discretion, employ a third party search firm to assist in identifying candidates for director. Once a potential director candidate has been identified, including through the recommendation of a stockholder in accordance with the procedures set forth in our By-laws, the Nominating and Corporate Governance Committee evaluates the candidate according to the factors described above.

BOARD LEADERSHIP STRUCTURE

Board Chairman and CEO Roles

The Board has determined that the appropriate leadership structure for the Board at this time is for Mr. Reed, our Chief Executive Officer and President, to serve as Chairman of the Board, while also selecting an independent, non-management director to serve as a lead director (“Lead Independent Director”) to provide independent leadership. Mr. Reed possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing the Company and its businesses and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters.

His combined role enables decisive leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers, and suppliers, particularly during times of turbulent economic and industry conditions.

With the exception of Messrs. Reed and Vermylen, each of the directors is independent, and the Board believes that the independent directors provide effective oversight of management.

We do not have a formal policy that requires the Chief Executive Officer or any other member of management to serve as Chairman of the Board, and the Board, in its discretion, may subsequently decide to change our leadership structure.

Lead Independent Director

The Company has chosen to combine the Chairman and Chief Executive Officer roles, and as a result, the Board appointed the Lead Independent Director to coordinate the activities of the other non-management directors, and to perform such other duties and responsibilities described below and as the Board may from time to time determine.

Currently, the Lead Independent Director is Ann M. Sardini. The role of the Lead Independent Director includes:

•	Conducting and presiding at executive sessions of the Board;

•	Serving as a liaison to and acting as a regular communication channel between the non-employee members of the Board and the Chief Executive Officer of the Company;

•	In the event of the unavailability or incapacity of the Chairman of the Board, calling and conducting special meetings of the Board; and

•	Consulting with the Chairman and Chief Executive Officer about the concerns of the Board.

While serving as Lead Independent Director, Ms. Sardini has followed governance practices established by the Board that support effective communication and effective Board performance. The Lead Independent Director role fosters a Board culture of open discussion and deliberation, with thoughtful evaluation of risk to support sound decision-making.

Our directors undergo an annual Board self-evaluation to determine whether the Board and its committees are functioning effectively. As part of the self-evaluation process, directors provide feedback evaluating Board effectiveness and committee effectiveness on multiple criteria. The Nominating and Corporate Governance Committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. Each committee also conducts a self-evaluation and reports its assessment of effectiveness to the Board. The assessments are discussed with the full Board each year.

Determination That Current Board Leadership Structure is Appropriate

The Board has determined that the current Board leadership structure is appropriate for TreeHouse for the following reasons:

•	The current structure is working well and the Lead Independent Director is highly effective in his/her role;

•	There is strong evidence that the Board is acting independently;

•

There are effectiveness and efficiency advantages of having a Chairman of the Board with the Chief Executive Officer’s significant food industry strategy, marketing, and operations knowledge and experience;

•	The Board has open discussions and thoughtful deliberations, especially in the evaluation of risk and in support of sound decision-making;

•

The current size, food industry focus, and relatively straightforward organizational structure of the Company allows the Chairman of the Board and Chief Executive Officer roles to be effectively combined; and

•	The non-management directors meet regularly in private sessions to discuss issues regarding the Company.

The Board’s Role in Risk Oversight

Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s policies and guidelines to govern the process by which risk assessment and risk management are undertaken by management, including guidelines and policies to identify the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures. For example, our Vice President of Internal Audit reports to the Audit Committee on a regular basis with respect to compliance with our risk management policies. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, and reports on its findings at each regularly scheduled meeting of the Board after meeting with our Vice President of Internal Audit and our independent auditor, Deloitte & Touche LLP. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. The Nominating and Corporate Governance Committee annually reviews the Company’s Corporate Governance Guidelines and their implementation. Each committee regularly reports to the Board.

Meetings of the Board of Directors

The Board met seven times during 2013. Each of the members of the Board participated in over 75% of the meetings of the Board and committees that took place while such person was a member of the Board and the applicable committee. Members of the Board are expected to attend each meeting, as set forth in the Company’s Corporate Governance Guidelines. It is the Board’s policy that all of our directors attend the Annual Meeting of Stockholders, absent exceptional cause. Each of the directors attended the Annual Meeting of Stockholders in 2013. The non-management directors of the Company meet regularly (at least quarterly) in executive sessions of the Board without management present. The Lead Independent Director presides over non-management sessions.

The Board has established standing Audit, Compensation, and Nominating and Corporate Governance Committees. The Board determines the membership of each of these committees from time to time, and only outside directors serve on these committees.

COMMITTEE MEETINGS/ROLE OF COMMITTEES

Audit Committee:    The Audit Committee held eight meetings during 2013. The Audit Committee presently consists of Ms. Ferguson and Messrs. O’Brien, O’Connell and Ussery. The Audit Committee operates pursuant to a written charter and is composed entirely of independent directors, in accordance with the New York Stock Exchange listing standards and SEC rules. In addition, the Board has determined that Ms. Ferguson and Messrs. O’Brien, O’Connell and Ussery are each qualified as an audit committee financial expert within the meaning of SEC regulations, and the Board has determined that each of them has accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee reviews and approves the scope and cost of all services, both audit and non-audit, provided by the firm selected to conduct the audit. The Audit Committee also monitors the effectiveness of the audit process and financial reporting and inquires into the adequacy of financial and operating controls. The report of the Audit Committee is set forth later in this Proxy Statement.

Nominating and Corporate Governance Committee:    The Nominating and Corporate Governance Committee held four meetings in 2013. The Nominating and Corporate Governance Committee presently consists of Messrs. Bayly, O’Brien, and Ussery. The Nominating and Corporate Governance Committee is composed entirely of independent directors and operates pursuant to a written charter. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend to the Board the persons to be nominated for election as directors at any meeting of the stockholders, (iii) in the event of a vacancy on or increase in the size of the Board, to recommend to the Board the persons to be nominated to fill such vacancy or additional Board seat, (iv) to recommend to the Board the persons to be nominated for each committee of the Board, (v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics, and (vi) to oversee the evaluation of the Board. The Nominating and Corporate Governance Committee will consider nominees who are recommended by stockholders, provided such recommendations are made in accordance with the nominating procedures set forth in the Company’s By-laws. The report of the Nominating and Corporate Governance Committee is set forth later in this Proxy Statement.

Compensation Committee:    The Compensation Committee held five meetings in 2013. The Compensation Committee presently consists of Messrs. Smith and O’Connell and Ms. Sardini. The Compensation Committee operates pursuant to a written charter and is composed entirely of independent directors. The Compensation Committee reviews and approves salaries and other matters relating to compensation of the senior officers of the Company, including the administration of the TreeHouse Foods, Inc. Equity and Incentive Plan. The Compensation Committee also reviews the Company’s general compensation and benefit policies and programs, administers the Company’s 401(k) plan, and recommends director compensation programs to the Board. The report of the Compensation Committee is set forth later in this Proxy Statement.

Role of Compensation Consultants

The Compensation Committee has elected to engage Meridian Compensation Partners LLC (“Meridian”) as the Compensation Committee’s on-going independent executive compensation consultant. Meridian does not provide consulting services to the Company other than the services provided directly to the Compensation Committee. Meridian provides a review of the competitiveness and appropriateness of all elements of compensation for the Chief Executive Officer, Chief Financial Officer and the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer (collectively, the “Named Executive Officers” or “NEOs”) and advice on new and existing executive compensation programs and other related matters.

At the Compensation Committee’s direction, management provides all executive compensation materials to the independent consultant and discusses all such materials and recommendations with the independent consultant. The independent consultant considers the information and provides independent data to the Compensation Committee to facilitate its decision-making process. The independent consultant regularly meets with the Compensation Committee in executive sessions without members of management present.

The Compensation Committee has reviewed the independence of Meridian in light of SEC rules and NYSE listing standards regarding compensation consultants and has concluded that Meridian’s work for the Compensation Committee does not raise any conflict of interest.

STOCK OWNERSHIP

Holdings of Management

The executive officers and directors of the Company own shares, and exercisable rights to acquire shares, representing an aggregate of 2,944,776 shares of Common Stock or approximately 8.1% of the outstanding shares of Common Stock as of February 28, 2014 (see “Security Ownership of Certain Beneficial Owners and Management”). Such officers and directors have indicated an intention to vote in favor of each Proposal.

Our anti-hedging policy is disclosed on our website under “Investor Relations” “Governance Documents” “Insider Trading Policy”. The Insider Trading Policy makes it clear that Section 16 persons (TreeHouse Foods, Inc. executive officers and Board of Directors) may not engage in short sales and “may not engage in transactions in publicly traded options on Company securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market.” We also prohibit holding Company stock in a margin account or pledging Company securities as collateral for a loan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the close of business on February 28, 2014, certain information with respect to the beneficial ownership of common stock beneficially owned by (i) each director of the Company, (ii) the NEOs, (iii) all executive officers and directors as a group and (iv) each stockholder who is known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than 5% of the outstanding Common Stock. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated. The address of the directors and officers listed below is c/o TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523. The percentage calculations set forth in the table below are based on the number of shares of stock outstanding as of February 28, 2014, rather than the percentages set forth in the stockholders’ filings with the SEC.

	Common Stock		Percent of
Name of Beneficial Owner	Beneficially Owned		Class(1)
Directors and Named Executive Officers:
Sam K. Reed	1,189,025	(2)	3.3%
George V. Bayly	36,759	(3)	*
Diana S. Ferguson	13,860	(4)	*
Dennis F. O’Brien	9,960	(5)	*
Frank J. O’Connell	35,059	(6)	*
Ann M. Sardini	14,060	(7)	*
Gary D. Smith	21,075	(8)	*
Terdema L. Ussery, II	29,760	(9)	*
David B. Vermylen	443,246	(10)	1.2%
Dennis F. Riordan	242,274	(11)	*
Christopher D. Sliva	10,637	(12)
Thomas E. O’Neill	404,754	(13)	1.1%
Harry J. Walsh	346,288	(14)	*
All directors and executive officers as a group (15 persons)	2,944,776		8.1%
5% Beneficial Stockholders:
BlackRock, Inc.	3,366,869	(15)	9.2%
T. Rowe Price Associates, Inc.	5,063,573	(16)	13.9%
The Vanguard Group, Inc.	2,147,036	(17)	5.9%
Bamco Inc.	2,493,600	(18)	6.8%

Except as otherwise noted, the directors and executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed.

(1)	An asterisk indicates that the percentage of common stock projected to be beneficially owned by the named individual does not exceed one percent of our common stock outstanding at February 28, 2014.

(2)	Includes 597,854 shares of Common Stock issued under options currently exercisable within 60 days of February 28, 2014 and 591,171 shares jointly held in family trusts.

(3)	Includes 22,499 shares of Common Stock issued under options currently exercisable within 60 days of February 28, 2014 and 14,060 vested restricted stock units, deferred until termination of service from the Board.

(4)	Includes 3,500 shares of Common Stock issued under options currently exercisable within 60 days of February 28, 2014, and 10,360 vested restricted stock units, deferred until termination of service from the Board.

(5)	Includes 9,960 shares directly held.

(6)	Includes 22,499 shares of Common Stock issued under options currently exercisable within 60 days of February 28, 2014 and 9,760 vested restricted stock units, deferred until termination of service from the Board. This amount also includes 2,800 shares directly held.

(7)	Includes 3,700 vested restricted stock units, deferred until termination of service from the Board. This amount also includes 3,900, 2,410, 1,890 and 2,160 vested restricted stock units that are deferred until June 30, 2014, July 28, 2014, July 27, 2016 and June 30, 2015 respectively.

(8)	Includes 14,060 vested restricted stock units, deferred until termination of service from the Board and 7,015 shares directly held.

(9)	Includes 15,700 shares of Common Stock issued under options currently exercisable within 60 days of February 28, 2014 and 11,650 vested restricted stock units, deferred until termination of service from the Board.

(10)	Includes 294,935 shares of Common Stock issued under options currently exercisable within 60 days of February 28, 2014 and 113,671 shares jointly held in a family trust. The amount also includes 4,050 vested restricted stock units that are deferred until termination of service from the Board and 30,590 shares directly owned.

(11)	Includes 199,711 shares of Common Stock issued under options currently exercisable within 60 days of February 28, 2014, and 42,563 shares directly held.

(12)	Includes 9,090 shares of Common Stock issued under options currently exercisable within 60 days of February 28, 2014, and 1,547 shares directly held.

(13)	Includes 249,745 shares of Common Stock issued under options currently exercisable within 60 days of February 28, 2014, and 155,009 shares directly held.

(14)	Includes 199,745 shares of Common Stock issued under options currently exercisable within 60 days of February 28, 2014 and 146,543 shares directly held.

(15)	We have been informed pursuant to the Schedule 13G/A filed with the SEC on January 30, 2014 by BlackRock, Inc. that (i) BlackRock, Inc. beneficially owns 3,366,869 shares of our Common Stock; and (ii) BlackRock, Inc. has (A) sole voting power as to 3,257,249 shares and (B) sole dispositive power as to 3,366,869 shares. The principal business address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(16)

We have been informed pursuant to the Schedule 13G/A filed with the SEC on February 11, 2014 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Mid-Cap Growth Fund, Inc. that (i) Price Associates is the beneficial owner of 5,063,573 shares of our Common Stock; (ii) Price Associates has (A) sole voting power as to 1,091,973 shares, (B) no shared voting power, (C) sole dispositive power as to 5,063,573 shares and (D) no shared dispositive power; (iii) T. Rowe Price Mid- Cap Growth Fund is the beneficial owner of 2,000,000 shares of our Common Stock; (iv) T. Rowe Price Mid-Cap Growth Fund has (A) sole voting power as to 2,000,000 shares, and (B) no shared voting power, sole dispositive power or shared dispositive power. The principal business address of T. Rowe Price Associates, Inc., and T. Rowe Price Mid-Cap Growth Fund is 100 E. Pratt Street, Baltimore, Maryland 21202.

(17)	We have been informed pursuant to the Schedule 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group, Inc. that (i) The Vanguard Group, Inc. beneficially owns 2,147,036 shares of our Common Stock; and (ii) The Vanguard Group, Inc. has (A) sole voting power as to 51,992 shares, (B) sole dispositive power as to 2,097,544 shares and (C) shared dispositive power as to 49,492 shares. The principal business address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(18)

We have been informed pursuant to the Schedule 13G filed with the SEC on February 14, 2014 by Baron Capital Group (“BCG”) that (i) BCG, the sole stockholder of BAMCO, Inc. (“BAMCO”) and Baron Capital Management, Inc. (“BCM”) aggregately own 2,752,267 shares of our Common Stock; (ii) BCG, BAMCO and BCM (A) do not have sole voting power and (B) have shared voting power as to 2,371,267 shares and (C) shared dispositive power as to 2,752,867 shares. The principal business address of BCG, BAMCO and BCM is 767 Fifth Avenue, 49th Floor, New York, New York 10153.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to such filings, all the reports were submitted on time.

DIRECTORS AND MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s directors and executive officers. In addition, biographies of the Company’s directors and officers are also provided below, with the exception of Mr. O’Brien, Mr. Reed and Ms. Sardini, whose biographies are set forth in “Proposal 1 — Election of Directors” in this Proxy Statement.

Name	Age		Position
Sam K. Reed	67	(a)	Chief Executive Officer, President, and Chairman of the Board
George V. Bayly	71	(c)	Director
Diana S. Ferguson	50	(c)	Director
Dennis F. O’Brien	56	(a)	Director
Frank J. O’Connell	70	(b)	Director
Ann M. Sardini	64	(a)	Director
Gary D. Smith	71	(c)	Director
Terdema L. Ussery, II	55	(b)	Director
David B. Vermylen	63	(b)	Director, Senior Advisor, and Former President and Chief Operating Officer
Dennis F. Riordan	56		Executive Vice President and Chief Financial Officer
Christopher D. Sliva	50		Executive Vice President of TreeHouse Foods, Inc. and President of Bay Valley Foods, LLC
Thomas E. O’Neill	58		Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
Harry J. Walsh	58		Executive Vice President, Acquisitions Integration
Alan T. Gambrel	59		Senior Vice President — Human Resources for TreeHouse Foods, Inc., and Senior Vice President and Chief Administrative Officer of Bay Valley Foods, LLC
Erik T. Kahler	48		Senior Vice President, Corporate Development

(a)	Messrs. O’Brien and Reed and Ms. Sardini comprise a class of directors who are nominated for re-election at the Meeting.

(b)	Messrs. O’Connell, Ussery, and Vermylen comprise a class of directors whose terms expire in 2015.

(c)	Ms. Ferguson and Messrs. Bayly and Smith comprise a class of directors whose terms expire in 2016.

Directors

GEORGE V. BAYLY has served as a Director since June 2005. Mr. Bayly currently serves as principal of Whitehall Investors, LLC, a consulting and venture capital firm, having served in that role since August 2008. Mr. Bayly served as Chairman and Chief Executive Officer of Altivity Packaging LLC, a maker of consumer packaging products and services, from September 2006 to March 2008. He also served as Co-Chairman of U.S. Can Corporation from 2003 to 2006 and Chief Executive Officer in 2005. In addition, from January 1991 to December 2002, Mr. Bayly served as Chairman, President and Chief Executive Officer of Ivex Packaging Corporation. From 1987 to 1991, Mr. Bayly served as Chairman, President and Chief Executive Officer of Olympic Packaging, Inc. Mr. Bayly also held various management positions with Packaging Corporation of America from 1973 to 1987. Prior to joining Packaging Corporation of America, Mr. Bayly served as a Lieutenant Commander in the United States Navy. In addition to our Board, Mr. Bayly currently serves on the boards of directors of ACCO Brands Corporation and Graphic Packaging Holding Company. Mr. Bayly formerly served on the boards of directors of Huhtamaki Oyj, General Binding Corporation, Packaging Dynamics, Inc., U.S. Can Corporation, Ryt-Way Industries, Inc. and Altivity Packaging LLC. Mr. Bayly holds a B.S. from Miami University and an M.B.A from Northwestern University. Mr. Bayly is Chairman of the Nominating and Corporate Governance Committee of our Board.

As a former executive of numerous large companies and a principal of a consulting and venture capital firm, Mr. Bayly has a broad understanding of the operational, financial and strategic issues facing public and private companies. This experience gives him valuable knowledge and perspective as Chairman of the Nominating and Corporate Governance Committee.

DIANA S. FERGUSON has served as a Director since January 2008. From February 2010 to May 2011, Ms. Ferguson served as Chief Financial Officer of Chicago Public Schools. Previously, Ms. Ferguson served as Senior Vice President and Chief Financial Officer of The Folgers Coffee Company, a maker of coffee products, from April 2008 to November 2008. Prior to joining Folgers, Ms. Ferguson served as Executive Vice President and Chief Financial Officer of Merisant Worldwide, Inc., a maker of table-top sweeteners and sweetened food products from April 2007 until March 2008. On January 6, 2009, Merisant Worldwide, Inc. filed for reorganization under Chapter 11 of the U.S. Bankruptcy Laws. Ms. Ferguson also served as the Chief Financial Officer of Sara Lee Foodservice, a division of Sara Lee Corporation, from June 2006 to March 2007. She had previously served in a number of leadership positions at Sara Lee Corporation including Senior Vice President of Strategy and Corporate Development from February 2005 to June 2006, as well as Treasurer from January 2001 to February 2005. Earlier, she held treasury management positions at Fort James Corporation from 2000 to 2001, and Eaton Corporation from 1995 to 2000. She also served in various financial positions at Federal National Mortgage Association (Fannie Mae) from 1993 to 1995, the First National Bank of Chicago from 1989 to 1993, and IBM from 1985 to 1989. In addition to our Board, Ms. Ferguson has previously served on the boards of directors of Integrys Energy Group and Franklin Electric Co., Inc. Ms. Ferguson holds a B.A. from Yale University and an M.B.A. from Northwestern University. Ms. Ferguson is Chairman of the Audit Committee of our Board.

Ms. Ferguson has significant finance, acquisitions, and food industry expertise as evidenced by her leadership roles at Folgers, Merisant, and Sara Lee Corporation. Given her expertise and financial acumen, Ms. Ferguson has proven to be an important contributor to Board deliberations on financial, corporate, and strategic matters.

FRANK J. O’CONNELL has served as a Director since June 2005. Mr. O’Connell currently serves as a senior advisor to the consulting firm The Parthenon Group, a position he has held since May 2012. Mr. O’Connell previously served as a senior partner of The Parthenon Group from June 2004 until May 2012. From November 2000 to June 2002, Mr. O’Connell served as President and Chief Executive Officer of Indian Motorcycle Corporation. From June 2002 to May 2004, Mr. O’Connell served as Chairman of Indian Motorcycle Corporation. Indian Motorcycle Corporation was liquidated under applicable California statutory procedures in January 2005. Prior to Indian Motorcycle Corporation, from 1996 to 2000, Mr. O’Connell served as Chairman, President and Chief Executive Officer of Gibson Greetings, Inc. From 1991 to 1995, Mr. O’Connell served as President and Chief Operating Officer of Skybox International. Mr. O’Connell has previously served as President of Reebok Brands, North America, President of HBO Video and Senior Vice President of Mattel’s Electronics Division. Mr. O’Connell is a co-founder of Tuckerman Capital, a Private Equity firm, and serves on the board of Orthofeet, a portfolio company. He is also Non-Executive Chairman of Schylling Inc., a private company. Mr. O’Connell holds a B.A. and an M.B.A. from Cornell University. Mr. O’Connell is a member of the Audit and Compensation Committees of the Board.

As an experienced financial and operational leader with companies in a variety of industries, Mr. O’Connell brings a broad understanding of the operating priorities across diverse industries while having an in-depth knowledge of the food industry to the board. Mr. O’Connell brings to the board a focus on shifting consumer behavior and its impact on product development. Mr. O’Connell’s experience leading organic and acquisition growth initiatives and as a strategic consultant to many companies has contributed significantly to our acquisition approach and extensive due diligence of food industry sectors and target companies.

GARY D. SMITH has served as a Director since June 2005. Mr. Smith is Chief Executive Officer and Chairman of Encore Associates, Inc., a consulting firm specializing in serving the national food and retail goods sectors, a position he has held since January 2001. Since 2005, he has been a Founding Managing Director of Encore Consumer Capital. From April 1995 to December 2004, Mr. Smith served as Senior Vice President—Marketing of Safeway Inc. In addition, Mr. Smith held various management positions at Safeway Inc. from 1961 to 1995. In addition to our Board, Mr. Smith currently serves on or has previously served on the boards of directors of AgriWise, Inc., Altierre Corporation, Philly’s Famous Water Ice, Inc., the Winery Exchange, Inc., FreshKO Produce Services, Inc., Aidell’s Sausage Company, Inc., Mesa Foods, Inc. and Brownie Brittle, LLC.

Mr. Smith is an experienced business leader with skills that make him a valuable asset in his role as Chairman of the Compensation Committee of our Board. Mr. Smith’s deep understanding of the grocery channel and experience as an acquirer and investor in businesses adds significantly to acquisitions and customer insight.

TERDEMA L. USSERY has served as a Director since June 2005. Mr. Ussery is the President and Chief Executive Officer of the Dallas Mavericks, a professional basketball team, a position he has held since April 1997. From September 2001 through June 2012, Mr. Ussery served as Chief Executive Officer of HDNet, a provider of high definition television programming. From 1993 to 1996, Mr. Ussery served as the President of Nike Sports Management. From 1991 to 1993, Mr. Ussery served as Commissioner of the Continental Basketball Association (the “CBA”). Prior to becoming Commissioner, Mr. Ussery served as Deputy Commissioner and General Counsel of the CBA from 1990 to 1991. From 1987 to 1990, Mr. Ussery was an attorney at Morrison & Foerster LLP. In addition to our Board, Mr. Ussery currently serves on, or has previously served on, the boards of directors of The Timberland Company and Entrust, Inc. He also serves on the Advisory Board of Wingate Partners, LP and as Chairman of the Board of Commissioners of the Dallas Housing Authority. Mr. Ussery holds a B.A. from Princeton University, an M.P.A. from Harvard University and a J.D. from the University of California at Berkeley. Mr. Ussery is a member of the Nominating and Corporate Governance Committee and Audit Committee of our Board.

As the President and CEO of the Dallas Mavericks and former the CEO of HDNet, Mr. Ussery brings operating, management experience, leadership capabilities, financial knowledge and business acumen to the Board. Mr. Ussery’s experience on other boards adds significantly to governance, compensation and public relations matters.

DAVID B. VERMYLEN has served as a Director since August 2009. Mr. Vermylen has been a Senior Advisor to TreeHouse since July 1, 2011. Mr. Vermylen held the positions of President and Chief Operating Officer for TreeHouse, from January 2005 to July 2011. Prior to joining us, Mr. Vermylen was a principal in TreeHouse, LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From March 2001 to October 2002, Mr. Vermylen served as President and Chief Executive Officer of Keebler Foods, a division of Kellogg Company. Prior to becoming Chief Executive Officer of Keebler, Mr. Vermylen served as the President of Keebler Brands from January 1996 to February 2001. Mr. Vermylen served as the Chairman, President and Chief Executive Officer of Brother’s Gourmet Coffee, and Vice President of Marketing and Development and later President and Chief Executive Officer of Mother’s Cake and Cookie Co. His prior experience also includes three years with the Fobes Group and fourteen years with General Foods Corporation where he served in various marketing positions. In addition to our Board, Mr. Vermylen currently serves on or has previously served on the boards of directors of Aeropostale, Inc. and Birds Eye Foods, Inc. Mr. Vermylen holds a B.A. from Georgetown University and an M.B.A. from New York University.

Mr. Vermylen has a deep understanding of the Company, and he brings insight and knowledge from his executive experience at other companies in the food industry and service on public company boards.

Executive Officers

Dennis F. Riordan is our Executive Vice President and Chief Financial Officer. From January 3, 2006 to July 1, 2011 Mr. Riordan was Senior Vice President and Chief Financial Officer of the Company. Prior to joining us, Mr. Riordan was Senior Vice President and Chief Financial Officer of Océ-USA Holding, Inc., a manufacturer of printers and printing supplies and services, where he was responsible for the company’s financial activities in North America. Mr. Riordan joined Océ-USA, Inc. in 1997 as Vice President and Chief Financial Officer and was elevated to Chief Financial Officer of Océ-USA Holding, Inc. in 1999. In 2004, Mr. Riordan was named Senior Vice President and Chief Financial Officer and assumed the chairmanship of the company’s wholly owned subsidiaries Arkwright, Inc. and Océ Mexico de S.A. Previously, Mr. Riordan held positions with Sunbeam Corporation, Wilson Sporting Goods and Coopers & Lybrand. Mr. Riordan has also served on the boards of directors of Océ-USA Holdings, Océ North America, Océ Business Services, Inc. and Arkwright, Inc., all of which are wholly owned subsidiaries of Océ NV. Mr. Riordan is a Certified Public Accountant and holds a B.A. from Cleveland State University.

Christopher D. Sliva is our Executive Vice President of TreeHouse Foods, Inc. and our President of Bay Valley Foods, LLC (“Bay Valley Foods”). Prior to joining us, Mr. Sliva held various positions for Dean Foods from March 2006 to June 2012, including Chief Commercial Officer for the Fresh Dairy Direct Business from February 2011 to June 2012, and President and Chief Operating Officer of the Dean Foods subsidiary, Morningstar, from December 2007 to February 2011. From 2006 to 2007, Mr. Sliva served as Chief Customer Officer for WhiteWave Foods. Mr. Sliva held various positions for Eastman Kodak Company between March 2000 and February 2006, including Vice President and General Manager, Consumer Printing from 2003 to 2006; Vice President of Sales, North American Consumer Division from 2001 to 2003; and, Vice President and General Manager, Kodak Retail Services from 2000 to 2001. Prior to his service at Eastman Kodak Company, Mr. Sliva held a variety of sales and marketing positions for Fort James Corporation from 1992 to 2000, and for Procter and Gamble Distributing Company from 1985 to 1992. Mr. Sliva holds a B.A. degree from Washington University.

Thomas E. O’Neill is our Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary. From January 27, 2005 to July 1, 2011, Mr. O’Neill was Senior Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary of the Company. Prior to joining us, Mr. O’Neill was a principal in TreeHouse, LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From February 2000 to March 2001, he served as Senior Vice President, Secretary and General Counsel of Keebler Foods Company. He previously served at Keebler as Vice President, Secretary and General Counsel from December 1996 to February 2000. Prior to joining Keebler, Mr. O’Neill served as Vice President and Division Counsel for the Worldwide Beverage Division of the Quaker Oats Company from December 1994 to December 1996; Vice President and Division Counsel of the Gatorade Worldwide Division of the Quaker Oats Company from 1991 to 1994; and Corporate Counsel at Quaker Oats from 1985 to 1991. Prior to joining Quaker Oats, Mr. O’Neill was an attorney at Winston & Strawn LLP. In 1991, Mr. O’Neill completed the Program for Management Development at Harvard Business School. Mr. O’Neill holds a B.A. and J.D. from the University of Notre Dame.

Harry J. Walsh is our Executive Vice President, Acquisitions Integration. From July 2011 to May 2013, Mr. Walsh held the position of Executive Vice President of TreeHouse and from July 2008 to May 2013, he served as President of Bay Valley Foods. From January 27, 2005 to July 1, 2011, Mr. Walsh served in the position of Senior Vice President of TreeHouse Foods, Inc. From January 2005 through July 2008 Mr. Walsh served in the position of Senior Vice President — Operations of TreeHouse. Prior to joining us, Mr. Walsh was a principal in TreeHouse, LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From June 1996 to October 2002, Mr. Walsh served as Senior Vice President of the Specialty Products Division of Keebler Foods Company. Mr. Walsh was President and Chief Operations Officer of Bake-Line Products from March 1999 to February 2001; Vice President-Logistics and Supply Chain Management from April 1997 to February 1999; Vice President-Corporate Planning and Development from January 1997 to April 1997; and Chief Operating Officer of Sunshine Biscuits from June 1996 to December 1996. Prior to joining Keebler, Mr. Walsh served as Vice President of G.F. Industries, Inc. and President and Chief Operating Officer and Chief Financial Officer for Granny Goose Foods, Inc. Prior to entering the food industry, Mr. Walsh was an accountant with Arthur Andersen & Co. Mr. Walsh holds a B.A. from the University of Notre Dame.

Alan T. Gambrel is our Senior Vice President — Human Resources for TreeHouse and, since July 2008, Senior Vice President and Chief Administrative Officer for Bay Valley Foods, LLC. Mr. Gambrel has served as Senior Vice President — Human Resources since 2005. Prior to joining TreeHouse, Mr. Gambrel served as Vice President of Administration for Bake Line Group from 2001 until January 2004. From 1999 to 2001 he was the Vice President of Human Resources for Keebler Foods Company. He previously served as Vice President Human Resources for Stella Foods from 1994 to 1999. His prior experience also includes Senior Human Resource positions at Kraft Foods and PepsiCo. Mr. Gambrel served as President of the Alumni Advisory Board for Michigan State’s School of Management from 2004 to 2006. Mr. Gambrel holds a B.A. from Michigan State University.

Erik T. Kahler is our Senior Vice President Corporate Development. Prior to joining TreeHouse, Mr. Kahler served as Managing Director of Dresdner Kleinwort Securities, LLC, a full service global investment bank for public and private companies, from May 2004 to October 2006. From November 1997 to July 2003, Mr. Kahler held senior investment banking leadership roles at Citigroup, Inc., as Director — Mergers and Acquisitions Citigroup Global Markets Holdings Inc. and at Wasserstein Perella & Company, Inc., where he was Vice President — Mergers and Acquisitions. Prior to joining Wasserstein Perella, Mr. Kahler worked for Ernst & Young and CIBC in various financial advisory roles. Mr. Kahler holds a B.A. from Colorado College and an M.B.A. from J.L. Kellogg Graduate School of Management at Northwestern University.

Compensation Risk Assessment

Senior human resource executives of the Company and the Compensation Committee consultant have conducted a risk assessment of our employee compensation programs, including our executive compensation programs. The Compensation Committee and its consultant reviewed and discussed the findings of the assessment and concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our Company’s overall business strategy and do not incentivize executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In its discussions, the Compensation Committee considered the attributes of our programs in 2013, including:

•	The appropriate compensation mix between fixed (base salary) and variable (annual and long-term incentive) pay opportunities;

•	The assessment of fixed, variable, and total direct compensation pay opportunities with market data and market practices for the NEOs;

•	The alignment of annual and long-term incentive award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results;

•	Performance metrics that are tied to key Company measures of short and long-term performance;

•	The alignment of the timing of the achievement and realization of income from annual and long-term incentive performance and payouts from these plans;

•	Stretch yet achievable performance targets in the annual and long-term incentive plans; and

•	The mix of long-term incentive vehicles that encourage value creation, retention, and stock price appreciation.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for NEOs. This section includes information regarding, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Objectives of Our Compensation Program

TreeHouse was formed in 2005 by Dean Foods Company (“Dean Foods”) through a spin-off of the Dean Specialty Foods Group and the subsequent issuance of TreeHouse common stock to Dean Foods shareholders. Six months prior to the spin-off, Dean Foods recruited Messrs. Reed, Vermylen (our former President and Chief Operating Officer who transitioned to a consulting role effective July 1, 2011), O’Neill, Walsh and E. Nichol McCully (our former Chief Financial Officer who retired in April 2006) to lead the Company. These individuals collectively invested $10 million of their own money in Company stock and received a compensation package that Dean Foods Company determined was fair and comparable to other spun-off companies. In connection with the spin-off, on June 28, 2005, Messrs. Reed, Vermylen, O’Neill, Walsh and McCully received restricted stock and restricted stock units which would vest only after performance criteria were achieved (referred to as the Founder Award Grant) as well as pre-approved stock options.

Since the Company’s inception in 2005, our overriding compensation philosophy, goals and objectives for executive compensation programs have been:

•	To attract, motivate and retain superior leadership talent for the Company.

•

To closely link NEO compensation to our performance goals with particular emphasis on rapid growth, operational excellence and acquisitions through attractive annual incentive opportunities based on stretch targets.

•	To support business strategies, plans and initiatives that drive superior long-term value for stockholders.

•	To link pay to performance by providing a significant majority of NEOs’ total compensation opportunity in variable or “pay at risk” compensation programs (annual and long-term incentive plans).

•

To align our NEOs’ financial interests with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other long-term incentive vehicles.

Compensation Process Overview

Below we highlight certain executive compensation practices that we consider instrumental in driving company performance while mitigating risk, as well as practices that we avoid because we do not believe they would serve the interest of the shareholders.

What We Do

•	Benchmark pay based on the size-adjusted third quartile of the companies with which we compete for business and for talent.

•	Maintain a pay mix that is heavily performance-based.

•	Fully disclose the financial performance drivers used in our incentives, in numeric terms.

•	Use different performance metrics in the annual incentive and long-term incentive plan, to avoid heavy reliance on one definition of success.

•	Maintain stock ownership guidelines for executives.

•	Require double trigger vesting for cash severance payments in the executive severance policy.

•	Retain an independent compensation consultant engaged by, and reporting directly to, the Compensation Committee.

•	Hold Compensation Committee executive sessions without management present.

•	Instituted a claw back policy beginning in 2014.

•	Eliminated excise tax gross up provisions from all executive employment agreements and severance plans.

•	Allow stockholders the right to call special meetings via majority voting.

What We Don’t Do

•	Backdate stock options or reprice without shareholder approval.

•	Permit hedging transactions or short sales by executives or directors.

•	Permit pledging or holding company stock in a margin account by executives or directors.

•	Maintain excise tax gross-up provisions for executives.

•	We do not have a “poison pill” take-over defense plan.

Summary of 2013 Executive Compensation Program

The following table provides an overview of TreeHouse compensation programs paid or granted in 2013 and program objectives for our NEOs.

Program	Descriptions	Program Objectives
Annual Cash Compensation
Base Salary	Fixed cash compensation based on size and scope of individual’s role and level of performance	•Retain & attract talented executives •Motivate individual contribution
Annual Cash Incentive Plan	Target annual incentive awards are expressed as a percent of base salary, are payable in cash, with payouts that range from 0%-200% of target depending on Company performance	•Drive high performance on Operating Net Income & Cash Flow •Encourage collaboration across teams and business units
Long Term Incentive Compensation
Stock Options	Equity awards that vest annually in three approximately equal tranches, beginning one year from grant date; represented 37.5% of grant value for NEOs in 2013	•Drive long-term share price appreciation •Increase stock ownership & alignment with stockholders
Performance Units	Performance-based, overlapping 2 1/2 year performance cycle, running from 7/1/13 - 12/31/15; represented 37.5% of grant value for NEOs in 2013	•Retain talented executives •Drive long-term performance on Operating Net Income
Restricted Stock Units	Time-based equity awards that vest annually in three approximately equal tranches, beginning one year from grant date; represented 25% of grant value for NEOs in 2013	•Retain talented executives •Increase stock ownership & alignment with stockholders
Cash Long-Term Incentive Plan	Performance-based, overlapping 2 1/2 year performance cycle, running from 7/1/10 - 12/31/12, paid in June 2013	•Retain talented executives •Drive long-term performance on Operating Net Income

Total Compensation Pay Mix and Pay-for-Performance

We believe our key stakeholders, including stockholders and employees, are best served by having our executives focused and rewarded based on the long-term results of the Company. In addition, it is important that a significant portion of NEO pay be tied to incentive compensation to reinforce our pay-for-performance compensation philosophy.

In 2013, at target, NEOs received over half (51%-66%) of their total compensation opportunity awarded through long-term incentive awards. In addition, NEOs received, on average, approximately 19% of their total compensation opportunity in the form of the annual incentive award. In total, over three-fourths of NEOs’ total direct compensation opportunity, on average, is delivered in the form of incentive compensation, which supports our pay-for-performance compensation philosophy.

Total Compensation Pay Mix of NEOs in 2013

			% Long-Term
Executives	% Base Salary	% Annual Incentive	Incentive
Sam K. Reed	17%	17%	66%
Dennis F. Riordan	27%	19%	54%
Christopher D. Sliva	29%	20%	51%
Thomas E. O’Neill	29%	20%	51%
Harry J. Walsh	29%	20%	51%

We work with the Compensation Committee’s consultant, Meridian, to review our compensation programs to ensure competitiveness and benchmark these programs (on a size-adjusted basis) with companies with whom we compete for our management talent. These companies consist of competitors in one or more of our product categories and other similar companies in the private label and general food and beverage industry and form TreeHouse’s compensation comparator group (the “Compensation Comparator Group”). The 2013 Compensation Comparator Group was modified from the prior year to include Flowers Foods Inc. and Cott Corp. and exclude Chiquita Brands and Seneca Foods Corp. Chiquita Brands and Seneca Foods Corp. were removed from the group due to small market capitalization size and divergent business models. Flowers Foods Inc. and Cott Corp. were added because they both fall within relevant size parameters and are considered by the Compensation Committee to be competitors for executive talent. The 2013 Compensation Comparator Group is as follows:

		March 28, 2013
Company	2012 Annual Revenues	Market Capitalization
HORMEL FOODS CORP.	$8,752	$10,895
INGREDION INC.	$6,868	$5,545
HERSHEY CO.	$6,644	$14,265
JM SMUCKER CO	$5,898	$10,425
GREEN MOUNTAIN COFFEE ROASTERS	$4,358	$8,459
RALCORP	$4,322	NA	*
MCCORMICK AND CO INC	$4,014	$9,710
FLOWERS FOODS INC	$3,046	$4,579
SANDERSON FARMS INC	$2,683	$1,260
COTT CORP	$2,251	$954
HAIN CELESTIAL GROUP	$1,735	$2,919
SNYDER’S-LANCE, INC	$1,619	$1,765
LANCASTER COLONY	$1,166	$2,101
J&J SNACK FOODS	$868	$1,436
PEER GROUP MEDIAN	$3,530	$4,579
PEER GROUP AVERAGE	$3,873	$5,716
TREEHOUSE FOODS	$2,182	$2,372

*	Purchased in January 2013 and is no longer an independently publicly traded company.

In addition to the Compensation Comparator Group, Meridian provides survey data for other companies of similar size to the Company from both general industry and the packaged foods sector. We believe that this additional information broadens our awareness of the practices of companies with whom we compete for management talent. Meridian then uses a combination of these sources to help us determine appropriate salary levels, annual incentive target percentages and metrics used in the annual incentive plan, and appropriate long-term incentive plan design, including grant values for our Named Executive Officers. The Compensation Committee also considers recommendations from the Company’s Chief Executive Officer regarding salary, annual incentive and long-term incentive awards for senior executives other than the Chief Executive Officer.

Once NEO total compensation opportunities have been determined using the above-mentioned executive compensation data sources, we reward our management team with respect to annual and long-term incentives based on how well we perform compared to a broader food and beverage-focused performance comparator group (the “Performance Comparator Group”). We do this by considering the market expectations of the Performance Comparator Group in setting our budgets with targets reflecting performance that exceeds the expected performance of this group. We believe this provides a clear and objective way of ensuring our management team’s compensation and incentives are aligned with stockholder interests.

The following companies are included in our Performance Comparator Group*:

Archer Daniels Midland Co.	General Mills, Inc.	Kraft Foods Inc.
B&G Foods, Inc.	Hain Celestial Group, Inc.	Lancaster Colony Corp
Campbell Soup Co.	H.J. Heinz Company	McCormick & Co. Inc.
ConAgra Foods Inc.	Ingredion (formerly Corn Products Int’l)	Sara Lee Corporation
Dean Foods*	J&J Snack Foods Corp.	Snyders-Lance, Inc.
Farmer Bros. Inc.	JM Smucker Co.
Flowers Foods, Inc.	Kellogg Co.

*	We removed Peet’s Coffee and Tea and Ralcorp Holdings, Inc. from our Performance Comparator Group, as these companies were acquired and are no longer independently publicly traded companies. Dean Foods is included in the Performance Comparator Group as it falls within relevant size parameters and is considered a comparator company.

Role of 2013 Advisory Approval of Executive Compensation in the Compensation Setting Process

The Compensation Committee reviewed the results of the 2013 stockholder advisory approval of NEO compensation and incorporated the results as one of many factors considered in connection with the discharge of its responsibilities. Because a substantial majority (over 88%) of our stockholders at the 2013 Annual Meeting approved the compensation program described in our 2013 proxy statement, the Compensation Committee did not implement changes to our executive compensation program.

Components of Compensation

There are three primary components to our management compensation program: base salary, annual cash incentive and long-term incentive compensation. Our management team has been assembled to lead a growth company that will expand significantly in size and complexity over time. We believe that total compensation (base salary, annual cash incentive and long-term incentive) should be in the third quartile of our competitive benchmarks when those benchmarks are size adjusted (through regression analysis) to our current revenue size. We seek to have each of these components at levels that are competitive with our Compensation Comparator Group. The Company continues to assess the competitive position of each of our components of compensation in relation to our competitors.

Base Salary:    We have positioned the base salary somewhat above the median for similarly sized businesses, allowing us to attract talent that has the ability to grow and lead a much larger business in the near future. For 2013, we increased the salaries for the executive officers (including NEOs) by 2.7%, effective March 1, 2013, after evaluating market data from several leading survey sources (including Meridian, Hewitt, Hay Group and Mercer).

Annual Cash Incentive Plan:    Our NEOs’ annual incentive opportunity also reflects a third quartile position. The annual incentive for all NEO’s is based on attaining specific annual performance targets such as the operating net income targets determined by the Board, as adjusted positively or negatively for unusual items, and cash flow targets. The operating net income measure was selected because it aligns with and helps drive our profitable growth strategy. The operating cash flow measure has been chosen because substantive positive cash flow enables us to pay down debt and help fund our “growth through acquisition” strategy.

For all NEOs in 2013, the amount of the potential incentive was 80% tied to the achievement of an operating net income target of approximately $117 million (based on the Company’s budgeted operating net income established by the Compensation Committee), adjusted (as approved by the Compensation Committee) for acquisitions and unusual items. The remaining 20% of the potential incentive was tied to the achievement of an operating cash flow target of approximately $121 million. During 2012, Messrs. Reed, Riordan and O’Neill had the same incentive plan as provided in 2013, while Messrs. Sliva and Walsh had 50% of their annual incentive plan tied to the aforementioned performance measures, and 50% of their annual incentive aligned with our main operating unit, Bay Valley Foods. Their resulting annual incentive opportunity was based on the achievement of the operating net income target (60% of total opportunity), the operating cash flow target (15% of total opportunity), and on the achievement of our operating company’s EBIT (25% of total opportunity). The change in plan design for Messrs. Sliva and Walsh were made so that their efforts as NEOs of the Company are more closely aligned with the results of the entire Company, which helps drive increased performance. We do not otherwise use discretion in determining the amount of incentive compensation paid to NEOs. We consider the market expectations of our stock and year-over-year internal stretch goals, in setting our budget with targets reflecting performance that exceeds the expected performance of our Performance Comparator Group. In establishing goals, the Compensation Committee strives to ensure that the targets are consistent with the strategic goals set by the Board, and that the goals set are sufficiently ambitious so as to provide meaningful results, but with an opportunity to exceed targets if performance exceeds expectations. We believe the annual incentive plan keeps management focused on attaining strong near term financial performance. The 2013 annual incentive opportunity for the NEOs was awarded as follows:

		Minimum	Target	Maximum	Actual
Sam K. Reed	Chairman, Chief Executive Officer, and President	$0	$961,000	$1,922,000	$1,273,700
Dennis F. Riordan	Executive Vice President and Chief Financial Officer	$0	$350,000	$700,000	$463,887
Christopher D. Sliva	Executive Vice President of TreeHouse Foods, Inc. and President of Bay Valley Foods, LLC	$0	$359,800	$719,600	$476,875
Thomas E. O’Neill	Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary	$0	$315,000	$630,000	$417,498
Harry J. Walsh	Executive Vice President, Acquisitions Integration	$0	$315,000	$630,000	$417,498

NEOs begin to earn payouts under the plan upon achievement of 90% of the targets ratably up to the achievement of targeted payment upon the full achievement of 100% of the targets. In addition, a NEO can earn 200% of the targeted payment if 110% or more of the targets are achieved. In 2013, after adjusting for unusual items and acquisitions, we attained approximately $119 million in operating net income or 102.1% of the operating net income target, which provided a payout of 120.7% on this performance measure. In 2013, TreeHouse achieved approximately $131 million of the operating cash flow or 108.0% of the cash flow target which resulted in a 179.9% of target payment on this performance measure. The actual amounts listed in the table above are included in the summary compensation table.

Long-Term Incentive Compensation:    The long-term incentive compensation program also reflects a third quartile position and was established to ensure that our senior management team is focused on long-term growth, profitability, and value creation. We believe our key stakeholders, including stockholders and employees, are best served by having our executives focused and rewarded based on the longer-term results of our Company. We accomplish this through five primary programs, the use of which has varied over the years:

•	Stock Options

•	Restricted Stock

•	Restricted Stock Units

•	Performance Units

•	Cash Long-Term Incentive Plan

2013 Long-Term Incentive Grant

In 2010, TreeHouse management and Meridian undertook a rigorous, extensive project to redesign the long-term incentive (“LTI”) plan. The LTI plan designs of our Compensation Comparator Group were carefully reviewed for prevalence and mix of long-term incentive vehicles utilized in their programs. Balancing the needs of our business strategy, market practices, and share availability, an LTI plan was designed, approved, and implemented in 2010 and continued in 2013, subject to the modifications described below:

•

For NEOs, TreeHouse Vice Presidents, and Bay Valley Foods Senior Vice Presidents, in 2013, we utilized three LTI vehicles to deliver the appropriate value: non-qualified stock options, restricted stock units and performance units. In 2010 and 2011, for NEOs, we used a Cash LTIP award (described below) in lieu of performance units.

•

Stock Options: The non-qualified stock options vest annually in three approximately equal tranches, subject to the grantee’s continued employment with TreeHouse, beginning on the first anniversary of the grant date, and represented 37.5% of the LTI grant value.

•

Restricted Stock Units: The restricted stock units vest annually in three approximately equal tranches, subject to the grantee’s continued employment with TreeHouse, beginning on the first anniversary of the grant date, and represented 25% of the LTI grant value.

•

Performance Units: The performance units are earned based on achieving operating net income goals in each of the performance periods listed below and represented 37.5% of the LTI grant value. The performance periods of the 2013 performance units are as follows: July 1, 2013 through December 31 2013; calendar year 2014; calendar year 2015; and the cumulative period July 1, 2013 through December 31, 2015. The performance units will be converted to stock or cash at the discretion of the Compensation Committee on the third anniversary of the date of grant. The Company expects the performance units to be settled in stock and has the shares available to do so. For the performance period July 1, 2013 through December 31, 2013, the operating net income target was approximately $64 million. The operating net income targets for calendar years 2014, 2015 and the cumulative performance period are 110% of calendar year 2013 operating net income budget, 110% of the calendar year 2014 target, and the sum of the three target amounts, respectively. The number of units that will be earned is based on the level of achievement relative to the targets. There is no payout below 80% achievement, and payout is up to 200% of target if achievement meets or exceeds 120% of the operating net income target. Beginning in 2012, performance units replaced Cash LTIP awards (for NEOs), as a result of the share authorization from the 2011 Annual Meeting, where additional shares were approved and became available for issuance. Prior to the approval, Cash LTIP awards were issued, in part, to preserve shares under the long-term incentive plan and to ensure a majority of the value of LTI awards were issued in performance-based LTI vehicles. The Company has utilized a portfolio approach to the NEOs’ LTI awards for several years and the switch to Performance units maintains this approach and ensures a majority of their awards are granted in performance-based vehicles. The Company prefers the portfolio approach because it accomplishes several important objectives: the alignment of NEO and shareholder interests, retention, and a focus on long-term Operating Net Income performance.

•

Outstanding Cash Long-Term Incentive Awards (“Cash LTIP”) Granted in Prior Years: In addition to the awards noted above, the NEOs, with the exception of Mr. Sliva, have outstanding Cash LTIP awards that were issued in 2011. These awards have a single performance measure of operating net income. The performance target was set by considering the long-term market expectations of our stock and by setting targets that exceed the long-term targets of our Performance Comparator Group. The Cash LTIP pays out on the third anniversary of the grant date and is based on achieving operating net income results in each of the performance periods listed below, and represented 37.5% of the LTI grant in 2011.

•

2011 Cash LTIP: The performance periods for the 2011 Cash LTIP are as follows: July 1, 2011 through December 31, 2011; calendar 2012; calendar 2013, and the cumulative period July 1, 2011 through December 31, 2013. For the performance period July 1, 2011 through December 31, 2011, the operating net income target was approximately $81 million. The operating net income targets for calendar years 2012, 2013, and the cumulative performance period are 111.5% of the calendar year 2011 operating net income budget, 111.8% of the calendar year 2012 target, and the sum of the three target amounts, respectively. There is no payout below 80% achievement, and payout is up to 200% of target if achievement meets or exceeds 120% of the operating net income target. Based on actual results, no amounts have been earned under the first two tranches of the 2011 Cash LTIP award, while approximately 51% of the third tranche of the 2011 Cash LTIP has been earned and included in the 2013 Summary Compensation Table. The 2011 Cash LTIP will be paid in June 2014, upon approval of the Compensation Committee.

•	For TreeHouse and Bay Valley Foods senior director level leaders, we delivered the LTI value using two vehicles: stock options and restricted stock units.

•

Stock Options: The non-qualified stock options vest annually in three approximately equal tranches, subject to the grantee’s continued employment with TreeHouse, beginning on the first anniversary of the grant date, and represented 37.5% of the LTI grant value.

•

Restricted Stock Units: The restricted stock units vest annually in three approximately equal tranches, subject to the grantee’s continued employment with TreeHouse, beginning on the first anniversary of the grant date, and represented 62.5% of the LTI grant value.

•

For all other eligible participants, the LTI value was delivered through the granting of restricted stock units that vest ratably over a three year period, subject to the grantee’s continued employment at TreeHouse, beginning on the first anniversary of the grant date.

Stock Ownership and Holding Policies

Since the Company’s inception in 2005, when the original five NEOs invested $10 million of their own money into the Dean Specialty Foods spin-off, we have maintained a strong stock ownership culture at TreeHouse, with our NEO stock positions traditionally exceeding stock ownership guidelines at nearly all Fortune 500 companies. In addition, the NEO team beneficially owns approximately 6.0% of TreeHouse shares outstanding as of February 28, 2014.

Consistent with prevalent and best practices at publicly traded companies, in February 2012, we adopted formal stock ownership guidelines for our corporate officers. These guidelines provide that our officers must achieve, within five years of reaching officer status, specified stock ownership levels based on a multiple of such officer’s base salary. Shares of stock owned outright or through a trust, restricted stock and restricted stock units count towards fulfillment of the guidelines. The required stock ownership levels that must be attained by our corporate officers within the five-year period are as follows:

Required Share
Position	Ownership Level
Chief Executive Officer	5X of Base Salary
Other Named Executive Officers	3X of Base Salary
Other Senior Vice Presidents	2X of Base Salary

All of our corporate officers are currently in compliance with these guidelines.

Based on the practice of significant stock ownership at TreeHouse and desire to give freedom of choice, we do not have equity holding policies for employees upon the exercise of stock options and the vesting of performance units or restricted stock units.

General Compensation Matters

All matters of our executive compensation programs are reviewed and approved by the Compensation Committee of the Board. This includes approving both the amounts of compensation and the timing of all grants. The Compensation Committee is given full access to its compensation expert, and has elected to use Meridian to provide consulting services with respect to the Company’s executive compensation practices including salary, bonus, perquisites, equity incentive awards, deferred compensation and other matters. The Compensation Committee regularly meets with Meridian representatives without the presence of Company management.

More details regarding the employment agreements of our management investors are summarized below.

Executive Perquisites:    TreeHouse annually reviews the Company’s practices for executive perquisites with the assistance of Meridian. We believe that the market trend is moving toward a cash allowance in lieu of various specific executive benefits such as automobile plans, financial planning consulting or club fees. We have granted an annual allowance of $25,000 to Mr. Reed and $10,000 to all other NEOs to cover these types of benefits. This approach reduces the administrative burden of such programs and satisfies the desire to target market practices. These allowances are not included as eligible compensation for bonus or other purposes, and do not represent a significant portion of the executive’s total compensation. Our Board has also adopted policies regarding the personal use of the Company-owned aircraft by our NEOs. Generally, personal use is permitted, subject to availability. Personal use of the Company aircraft is principally utilized by our Chief Executive Officer. Personal use by other NEOs is infrequent. We calculate compensation for personal use based on the incremental costs of operating the aircraft. The largest single component of this cost is fuel. The 2013 Summary Compensation Table beginning on page 27 of this Proxy Statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.

Deferred Compensation Plan:    Our Deferred Compensation Plan allows certain employees, including the NEOs, to defer receipt of salary and/or bonus payments. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the participants in the plan. We do not “match” amounts that are deferred by employees in the Deferred Compensation Plan. However, to the extent that employees in the Deferred Compensation Plan have their match in the 401(k) plan limited as a result of participating in the Deferred Compensation Plan, the lost match would be credited instead to the Deferred Compensation Plan. Distributions are paid either upon termination of employment or at a specified date (at least two years after the original deferral) in the future, as elected by the employee. The employee may elect to receive payments in either a lump sum or a series of installments. Participants may defer up to 100% of eligible salary and bonus payments. The Deferred Compensation Plan is not funded by us, and participants have an unsecured contractual commitment from us to pay the amounts when due. When such payments are due to employees, the cash will be distributed from our general assets.

We provide deferred compensation to permit our employees to save for retirement on a tax-deferred basis. The Deferred Compensation Plan permits them to do this while also receiving investment returns on deferred amounts, as described above. We believe this is important as a retention and recruitment tool, as many of the companies with which we compete for executive talent provide a similar plan for their senior employees.

Employment Agreements:    We have entered into employment agreements with Messrs. Reed, O’Neill, Walsh, Riordan and Sliva. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the employment agreements. The agreements also provide for benefits upon a qualifying event or circumstance after there has been a “Change-in-Control” (as defined in the agreements) of the Company. Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2013, is found under the heading “Potential Payments Upon Termination Or Change In Control.”

We believe these severance programs are an important part of our overall compensation arrangements for our NEOs. We also believe these agreements will help to secure the continued employment and dedication of our NEOs prior to or following a change in control, without concern for their own continued employment. We also believe it is in the best interest of our stockholders to have a plan in place that will allow management to pursue all alternatives for the Company without undue concern for their own financial security. We also believe these agreements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees. We have received consulting services from Meridian with regard to market practices in an evaluation of severance programs.

In February 2014, prior to the issuance of this proxy statement, we amended the agreements with Messrs. Reed, O’Neill and Walsh to remove the excise tax gross-up provision from each agreement. Consequently, under their current employment agreements, none of our named executive officers (including Messrs. Riordan and Sliva) will receive a “gross up” payment from the Company to the extent they incur excise taxes under Section 4999 of the Code.

401(k) Savings Plan:    Under the TreeHouse Foods Savings Plan (the “Savings Plan”), a tax-qualified retirement savings plan, Company employees, including our NEOs, may contribute up to 80% of regular earnings on a before-tax basis into their Savings Plan accounts (subject to IRS limits). Total contributions may not exceed 80% of eligible compensation. In addition, under the Savings Plan, we match an amount equal to one dollar for each dollar contributed by participating employees on the first 3% of their eligible compensation and fifty cents for each additional dollar contributed on the next 2% of their eligible compensation. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions established by the IRS.

Recoupment Policy:    We have adopted a recoupment (“clawback”) policy effective for all cash and equity based incentive awards granted on or after January 1, 2014. The policy applies to all our employees at or above the Vice President level (which includes our NEOs) and is administered by our Compensation Committee. Under the policy, if the Company is required to restate its financial statements due to material noncompliance with its financial reporting requirements under securities laws and a covered individual is determined to have knowingly and willfully engaged in conduct which was a material factor in such restatement, the Compensation Committee may seek reimbursement of any excess compensation from any cash and equity based awards granted to such covered individual in the preceding 3 years (or preceding 12 months in the case of recoupment of proceeds from the sale of shares pursuant to stock options or restricted stock units).

Tax Treatment of Executive Compensation:    Section 162(m) of the Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million for the Chief Executive Officer of the Company and each of the three next most highly compensated executive officers (other than the Chief Financial Officer). Our equity and incentive plan is designed to allow us to grant awards that may qualify for the performance-based exception to the Section 162(m) deductibility limit. Many of our key incentive programs are linked to the financial performance of the Company, and, therefore, we believe that we will preserve the deductibility of these executive compensation payments. However, deductibility of executive compensation is only one important factor considered by the Compensation Committee when determining compensation and the Compensation Committee retains the flexibility to award compensation that may exceed the limitation on deductibility under Section 162(m) when it believes it is in the Company’s and stockholders’ best interests.

EXECUTIVE COMPENSATION

The following table sets forth annual and long-term compensation for the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers during 2013 as well as certain other compensation information for NEOs during the years indicated.

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(a)	Non-Equity Incentive Plan Compensation ($)(b)	Grant Date Fair Market Value of Stock Awards ($)(c)	Grant Date Fair Market Value of Options ($)(d)	All Other Compensation ($)(e)	Total ($)
Sam K. Reed	2013	956,833	1,447,127	2,616,370	1,413,172	197,434	6,630,936
Chief Executive Officer	2012	931,833	524,695	2,275,240	1,228,691	194,051	5,154,510
and President	2011	906,500	1,094,978	708,210	956,920	166,032	3,832,640
Dennis F. Riordan	2013	478,868	509,845	697,963	376,873	30,236	2,093,785
Executive Vice President	2012	436,000	171,789	601,818	324,843	21,114	1,555,564
and Chief Financial Officer	2011	424,000	359,040	187,758	252,464	28,469	1,251,731
Christopher D. Sliva	2013	511,667	476,875	628,035	339,227	23,228	1,979,032
Executive Vice President	2012	221,795	54,219	971,719	524,675	130,879	1,903,287
of TreeHouse Foods, Inc.
and President of Bay
Valley Foods, LLC
Thomas E. O’Neill	2013	448,000	463,456	558,107	301,376	28,057	1,798,996
Executive Vice President,	2012	436,000	171,789	601,818	324,843	27,113	1,561,563
General Counsel and Chief	2011	424,000	359,040	187,758	252,464	26,917	1,250,179
Administrative Officer
Harry J. Walsh	2013	448,000	463,456	558,107	301,376	34,052	1,804,991
Executive Vice President,	2012	436,000	156,459	601,818	324,843	21,114	1,540,234
Acquisitions Integration	2011	424,000	359,040	187,758	252,464	19,800	1,243,062

a)	This amount represents employee wages earned during the year.

b)	The amounts in this column include the 2013 portions earned from the Cash LTIP awards. From the 2011-2013 awards, Mr. Reed earned $173,427 and Messrs. Riordan, O’Neill, and Walsh each earned $45,958. Also included in this column are payments made under our Annual Incentive Plan (“AIP”) of $1,273,700 for Mr. Reed, $476,875 for Mr. Sliva, $463,887 for Mr. Riordan, and $417,498 for Messrs. O’Neill and Walsh.

c)	The awards shown in this column include restricted stock unit grants under the Equity and Incentive Plan in 2011, 2012 and 2013, and performance units granted in 2012 and 2013. The amounts listed above are based on the grant date fair market value of the awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. As it relates to the performance units granted in 2013, Mr. Reed was granted 23,800 units with a grant date fair value of $1,570,086, Mr. Riordan was granted 6,350 units with a grant value of $418,910, Mr. Sliva was granted 5,710 units with a grant date fair value of $376,689, and Messrs. O’Neill and Walsh each were each granted 5,080 units, with a grant date fair value of $335,128. As each of the performance units provide a maximum achievement equal to 200% of the initial grant, Mr. Reed has the opportunity to earn up to 47,600 units with a grant date fair value of $3,140,172, Mr. Riordan has the opportunity to earn up to 12,700 units with a grant date fair value of $837,819, Mr. Sliva could earn up to 11,420 units with a grant date fair value of $753,377, and Messrs. O’Neill and Walsh each may earn up to 10,160 units, with a grant date fair value of $670,255.

d)	The awards shown in this column include stock options granted in 2013, 2012, and 2011 based on the grant date fair market value of the awards computed in accordance with FASB ASC Topic 718.

e)	The amounts shown in this column include matching contributions under the Company’s 401(k) plan, cash payments in lieu of perquisites, personal use of the Company’s corporate aircraft and life insurance premiums.

Details Behind All Other Compensation Columns

Name	Registrant Defined Contribution $	Cash Payment in Lieu of Perquisites $	Aircraft Usage $	Life Insurance $	Total $
Sam K. Reed	10,200	25,000	159,787	2,447	197,434
Dennis F. Riordan	10,200	10,000	8,811	1,225	30,236
Christopher D. Sliva	10,200	10,000	1,720	1,308	23,228
Thomas E. O’Neill	10,200	10,000	6,712	1,145	28,057
Harry J. Walsh	10,200	10,000	12,707	1,145	34,052

2013 Grants of Plan Based Awards

The following table sets forth annual and long-term compensation for the Company’s NEOs during 2013.

2013 Grants of Plan Based Awards

Name		Grant Date.	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target (#)(a)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards: Maximum (#)(a)	Estimate Future Payouts Under Equity Incentive Plan Awards: Threshold (#)(b)	Estimate Future Payouts Under Equity Incentive Plan Awards: Target (#)(b)	Estimated Future Payouts Under Equity Incentive Plan Awards: Maximum (#)(b)	All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)(d)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(e)
Sam K. Reed	AIP	1/1/2013	961,000	1,922,000	0	0	0	0	0	0	0
	PSU	6/27/2013	0	0	11,900	23,800	47,600	0	0	0	1,570,086
	RSU	6/27/2013	0	0	0	0	0	15,860	0	0	1,046,284
	Options	6/27/2013	0	0	0	0	0	0	69,070	65.97	1,413,172
Dennis F. Riordan	AIP	1/1/2013	350,000	700,000	0	0	0	0	0	0	0
	PSU	6/27/2013	0	0	3,175	6,350	12,700	0	0	0	418,910
	RSU	6/27/2013	0	0	0	0	0	4,230	0	0	279,053
	Options	6/27/2013	0	0	0	0	0	0	18,420	65.97	376,873
Christopher D. Sliva	AIP	7/23/2013	359,800	719,600	0	0	0	0	0	0	0
	PSU	7/27/2013	0	0	2,855	5,710	11,420	0	0	0	376,689
	RSU	7/27/2013	0	0	0	0	0	3,810	0	0	251,346
	Options	7/27/2013	0	0	0	0	0	0	16,580	65.97	339,227
Thomas E. O’Neill	AIP	1/1/2013	315,000	630,000	0	0	0	0	0	0	0
	PSU	6/27/2013	0	0	2,540	5,080	10,160	0	0	0	335,128
	RSU	6/27/2013	0	0	0	0	0	3,380	0	0	222,979
	Options	6/27/2013	0	0	0	0	0	0	14,730	65.97	301,376
Harry J. Walsh	AIP	1/1/2013	315,000	630,000	0	0	0	0	0	0	0
	PSU	6/27/2013	0	0	2,540	5,080	10,160	0	0	0	335,128
	RSU	6/27/2013	0	0	0	0	0	3,380	0	0	222,979
	Options	6/27/2013	0	0	0	0	0	0	14,730	65.97	301,376

(a)	Consists of awards under our AIP program, which is granted under our Equity and Incentive Plan. In 2013, 132.5% of the target was earned by Messrs. Reed, Riordan, O’Neill, Sliva and Walsh. These AIP amounts are reported as Non-Equity Incentive Plan Compensation in the 2013 Summary Compensation Table. Payouts under the AIP may range from $0 up to the maximum as described above. Therefore, in accordance with SEC rules, we have omitted the threshold column.

(b)	Consists of performance units that are granted under our Equity and Incentive Plan. The performance unit awards have a cumulative performance period of July 1, 2013 to December 31, 2015. For the interim performance period of July 1, 2013 to December 31, 2013, the performance measure results were 106.0% of target; accordingly, each NEO earned 130.0% of the first tranche of the award, (as the threshold performance for earning payout is 80%).

(c)	Consists of restricted stock units granted under the Equity and Incentive Plan that vest annually in three approximately equal tranches, beginning on the first anniversary of the grant date.

(d)	Consists of non-qualified stock options granted under the Equity and Incentive Plan that vest annually in three approximately equal tranches, beginning on the first anniversary of the grant date. The non-qualified options have a strike price of $65.97 which was the closing price of our Common Stock on date of grant.

(e)	The grant date fair value of the performance units is based on target performance.

Employment Agreements

On January 27, 2005, the Company entered into employment agreements with Messrs. Reed, O’Neill and Walsh. These individuals are referred to as the “management investors”. The terms of these employment agreements are substantially similar, other than the individual’s title, salary, bonus, option, restricted stock, and restricted stock unit entitlements. The employment agreements provided for a three-year term that ended on June 28, 2008. The employment agreements also provide for one-year automatic extensions, absent written notice from either party of its intention not to extend the agreement.

Under the employment agreements, each management investor is entitled to a base salary at a specified annual rate, plus an incentive bonus based upon the achievement of certain performance objectives to be determined by the Board. The employment agreements also provided that each management investor received restricted shares and restricted stock units of our Common Stock and options to purchase additional shares of our Common Stock, subject to certain conditions and restrictions on transferability. These grants were intended to cover a three year period, from 2005 through the end of 2007. In 2008, the management investors began to participate in the Company’s long-term incentive grants as summarized in the tables above.

Each management investor is also entitled to participate in any benefit plan we maintain for our senior executive officers, including any life, medical, accident, or disability insurance plan, and any pension, profit sharing, retirement, deferred compensation or savings plan for our senior executive officers. We also will pay the reasonable expenses incurred by each management investor in the performance of his duties to us and indemnify the management investor against any loss or liability suffered in connection with such performance.

We are entitled to terminate each employment agreement with or without “Cause” (as defined in the employment agreements). Each management investor is entitled to terminate his employment agreement for “Good Reason” (as defined in the employment agreements) which includes a reduction in base salary or a material alteration in duties and responsibilities or for certain other specified reasons, including the death, disability or retirement of the management investor. If an employment agreement is terminated without Cause by us or with Good Reason by a management investor, the management investor will be entitled to a severance payment equal to two times (or three times, in the case of Mr. Reed) the sum of the annual base salary payable, continuation of all health and welfare benefits for two years (three years in the case of Mr. Reed) and the target bonus amount owed to the management investor immediately prior to the end of the employment period, plus any incentive bonus the management investor would have been entitled to receive for the calendar year, had he remained employed by the Company. If an employment agreement is terminated under the same circumstances and within 24 months after a change of control of the Company, the management investor will be entitled to a severance payment equal to three times the annual base salary and target bonus amount payable to the management investor immediately prior to the end of the employment period, plus any incentive bonus the management investor would have been entitled to receive for the calendar year had he remained employed by the Company.

In February 2014, prior to the issuance of this proxy statement, we amended the agreements with Messrs. Reed, O’Neill and Walsh to remove the excise tax gross-up provision from each agreement. Consequently, under their current employment agreements, none of our named executive officers (including Messrs. Riordan and Sliva) will receive a “gross up” payment from the Company to the extent they incur excise taxes under Section 4999 of the Code.

The terms and conditions of Messrs. Riordan and Sliva’s employment agreements are similar in nearly all material respects to the management investor agreements (as amended) with regard to salary, bonus, benefits plans and severance. The exception is that they did not receive the three year equity grant that was provided to the management investors in 2005. Messrs. Riordan and Sliva have been receiving long-term incentive grants, which are summarized in the tables above and described below, since they joined the Company.

Awards

The grant for each NEO is listed in the 2013 Grants of Plan Based Awards Table on page 28. The significant features of the 2013 equity incentives are as follows:

2013 Non-Qualified Stock Options

The NEOs received an annual stock option grant on June 27, 2013, that vests annually in three approximately equal tranches, beginning on the first anniversary of the grant date.

2013 Restricted Stock Units

The NEOs and other managers of the Company received an annual restricted stock unit grant on June 27, 2013, that vests annually in three approximately equal tranches, beginning on the first anniversary of the grant date.

2013 Performance Units

The performance units, are earned based on achieving operating net income goals in each of the performance periods listed below and represented 37.5% of the LTI grant value. The performance periods of the 2013 performance units are as follows: July 1, 2013 through December 31 2013; calendar year 2014; calendar year 2015; and the cumulative period of July 1, 2013 through December 31, 2015. The performance units will be converted to stock or cash at the discretion of the Compensation Committee on the third anniversary of the date of grant. The Company expects the performance units to be settled in stock and has the shares available to do so. For the performance period July 1, 2013 through December 31, 2013, the operating net income target was approximately $64 million. The operating net income targets for calendar years 2014, 2015 and the cumulative performance period are 110% of calendar year 2013 operating net income budget, 110% of the calendar year 2014 target, and the sum of the three target amounts, respectively. The number of units that will be earned is based on the level of achievement relative to the targets. There is no payout below 80% achievement, and payout is up to 200% of target if achievement meets or exceeds 120% of the operating net income target.

2013 Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
	Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Plan Number of Unearned Shares, Other Rights That Have	Equity Plan Awards: Market Value Unearned Shares, Units, Other Rights That Have
Name	Date	(#)	(#)(a)	Price ($)	Date	Vested (#)(b)	Vested ($)	Vested (#)(c)	Vested ($)
Sam K. Reed	6/28/2005	410,377	0	29.65	6/28/2015	0	0
	6/27/2008	114,800	0	24.06	6/27/2018	0	0
	6/28/2010	41,700	0	46.47	6/28/2020	0	0
	6/27/2011	31,333	15,667	54.90	6/27/2021	0	0
	6/27/2011	0	0	0	—	4,300	296,356
	6/27/2012	0	0	0	—	9,880	680,930
	6/27/2012	0	0	0	—	0	0	22,230	1,532,092
	6/27/2012	19,644	39,286	61.41	6/27/2022	0	0
	6/27/2013	0	0	0	—	0	0	47,600	3,280,592
	6/27/2013	0	0	0	—	15,860	1,093,071
	6/27/2013	0	69,070	65.97	6/27/2023	0	0

Dennis F. Riordan	01/3/2006	100,000	0	18.60	01/3/2016	0	0
	6/27/2007	47,100	0	26.48	6/27/2017	0	0
	6/27/2008	25,500	0	24.06	6/27/2018	0	0
	6/28/2010	13,650	0	46.47	6/28/2020	0	0
	6/27/2011	8,267	4,133	54.90	6/27/2021	0	0
	6/27/2011	0	0	0	—	1,140	78,569
	6/27/2012	0	0	0	—	2,613	180,088
	6/27/2012	0	0	0	—	0	0	5,880	405,250
	6/27/2012	5,194	10,386	61.41	6/27/2022	0	0
	6/27/2013	0	0	0	—	0	0	12,700	875,284
	6/27/2013	0	0	0	—	4,230	291,532
	6/27/2013	0	18,420	65.97	6/27/2023	0	0

Christopher D. Sliva	7/27/2012	0	0	0	—	0	0	10,290	709,187
	7/27/2012	9,090	18,180	56.66	7/27/2022	0	0
	7/27/2012	0	0	0	—	4,573	315,171
	6/27/2013	0	0	0	—	0	0	11,420	787,066
	6/27/2013	0	0	0	—	3,810	262,585
	6/27/2013	0	16,580	65.97	6/27/2023	0	0

Thomas E. O’Neill	6/28/2005	186,534	0	29.65	6/28/2015	0	0
	6/27/2008	36,100	0	24.06	6/27/2018	0	0
	6/28/2010	13,650	0	46.47	6/28/2020	0	0
	6/27/2011	8,267	4,133	54.90	6/27/2021	0	0
	6/27/2011	0	0	0	—	1,440	99,245
	6/27/2012	0	0	0	—	2,613	180,088
	6/27/2012	0	0	0	—	0	0	5,880	405,250
	6/27/2012	5,194	10,386	61.41	6/27/2022	0	0
	6/27/2013	0	0	0	—	0	0	10,160	700,227
	6/27/2013	0	0	0	—	3,380	232,950
	6/27/2013	0	14,730	65.97	6/27/2023	0	0

		Option Awards				Stock Awards
	Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not	Equity Plan Number of Unearned Shares, Other Rights That Have	Equity Plan Awards: Market Value Unearned Shares, Units, Other Rights That Have
Name	Date	(#)	(#)(a)	Price ($)	Date	Vested (#)(b)	Vested ($)	Vested (#)(c)	Vested ($)

Harry J. Walsh	6/28/2005	136,534	0	29.65	6/28/2015	0	0
	6/27/2008	36,100	0	24.06	6/27/2018	0	0
	6/28/2010	13,650	0	46.47	6/28/2020	0	0
	6/27/2011	8,267	4,133	54.90	6/27/2021	0	0
	6/27/2011	0	0	0	—	1,140	78,569
	6/27/2012	0	0	0	—	2,613	180,088
	6/27/2012	0	0	0	—	0	0	5,880	405,250
	6/27/2012	5,194	10,386	61.41	6/27/2022	0	0
	6/27/2013	0	0	0	—	0	0	10,160	700,227
	6/27/2013	0	0	0	—	3,380	232,950
	6/27/2013	0	14,730	65.97	6/27/2023	0	0

(a)	The option awards for each NEO will vest annually in three approximately equal tranches, beginning on the anniversary date of the grant, as listed in the table.

(b)	Restricted stock units vest annually in three approximately equal tranches, beginning on the anniversary date of the grant, as listed in the table.

(c)	Performance units vest on the third anniversary of the grant date as listed in the table. Based on current performance levels, performance units granted in 2013 are reported at their maximum level, while performance units granted in 2012 are reported at their threshold level. The payout can be from 0% to 200% of the award based on achievement of the performance criteria.

2013 Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Sam K. Reed	0		0	4,940	(a)	325,892
	0		0	4,300	(b)	283,671
	0		0	4,233	(c)	277,431

Dennis F. Riordan	0		0	1,307	(a)	86,223
	0		0	1,140	(b)	75,206
	0		0	1,383	(c)	90,642
	0		0	7,477	(c)	490,043

Christopher D. Sliva	0		0	2,287	(a)	161,714

Thomas E. O’Neill	0		0	1,307	(a)	86,223
	0		0	1,140	(b)	75,206
	0		0	1,383	(c)	90,642

Harry J. Walsh	0		0	1,307	(a)	86,223
	0		0	1,140	(b)	75,206
	0		0	1,383	(c)	90,642
	4,500	(d)	187,240	0		0
	1,287	(d)	51,930	0		0
	10,841	(d)	426,635	0		0
	33,372	(d)	1,326,090	0		0

(a)	Represents the vesting of the first of three tranches of restricted stock unit awards granted in 2012.

(b)	Represents the vesting of the second of three tranches of restricted stock units awards granted in 2011.

(c)	Represents the vesting of the third of three tranches of restricted stock unit awards granted in 2010.

(d)	Represents stock options that were granted on June 28, 2005.

2013 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)(a)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Sam K. Reed	0	0	393,903	0	1,891,835
Dennis F. Riordan	0	0	0	0	0
Christopher D. Sliva	0	0	0	0	0
Thomas E. O’Neill	0	0	0	0	0
Harry J. Walsh	0	0	0	0	0

(a)	Amounts in this column are not included in the 2013 Summary Compensation Table of this Proxy Statement.

The 2013 Non-Qualified Deferred Compensation Table presents amounts previously deferred under our Deferred Compensation Plan. Participants may defer up to 100% of their base salary and annual incentive plan payments under the Deferred Compensation Plan. Deferred amounts are credited with earnings or losses based on the return of mutual funds selected by the executive, which the executive may change at any time. We do not make contributions to participants’ accounts under the Deferred Compensation Plan, except to the extent that employees in the plan have their Company matching contributions in the 401(k) plan limited as a result of participating in the Deferred Compensation Plan. Distributions are made in either a lump sum or an annuity as chosen by the executive at the time of the deferral.

The earnings on Mr. Reed’s Deferred Compensation Plan account were measured by reference to a portfolio of publicly available mutual funds chosen by Mr. Reed in advance and administered by an outside third party. As presented above, Mr. Reed’s 2013 annualized gain was approximately 26.3%. Messrs. Riordan, Sliva, O’Neill and Walsh do not participate in the Deferred Compensation Plan.

Potential Payments Upon Termination Or Change In Control

As noted on page 29 of this Proxy Statement, we have entered into employment agreements with all of our NEOs. The employment agreements provide for payments of certain benefits, as described below, upon the termination of an NEO. The NEO’s rights upon termination of his employment depend upon the circumstance of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of “Cause” and “Good Reason” that are used in the employment agreements. For purposes of the employment agreements:

•

We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his position, committing an act materially detrimental to the financial condition and/or goodwill of us or our subsidiaries, commission of a felony or other actions specified in the definition.

•

The NEO is said to have Good Reason to terminate his employment and thereby gain access to the benefits described below if we assign the NEO duties that are materially inconsistent with his position, reduce his compensation, call for relocation, or take certain other actions specified in the definition.

The employment agreements require, as a precondition to the receipt of these payments, that the NEOs sign a standard form of release in which the NEO waives all claims that the NEO might have against us and certain associated individuals and entities. The NEOs’ employment agreements also include non-compete and non-solicit provisions that would apply for a period of one year following the NEO’s termination of employment, and confidentiality provisions that would apply for an unlimited period of time following the NEO’s termination of employment.

The employment agreement for each NEO specifies the payment to each individual in each of the following situations:

•	Involuntary termination without cause or resignation with Good Reason

•	Retirement

•	Death or disability

•	Termination without Cause or with Good Reason after change-in-control

Meridian has reviewed the existing change-in-control severance provisions of our NEOs’ employment agreements relative to the current practices of our Compensation Comparator Group and has found our practices to be within the norms of the group.

Employment Agreements

In the event of an involuntary termination of the NEO without Cause, or resignation by the NEO for Good Reason, the NEO will receive two times his base salary and target bonus (three times in the case of Mr. Reed), and continuation of all health and welfare benefits for two years (three years in the case of Mr. Reed).

In the event of an involuntary termination of the employee without Cause, or resignation by the employee for Good Reason within a 24 month period immediately following a change-in-control of the Company, the NEO will receive three times the amount of his base salary and target bonus, and continuation of all health and welfare benefits for three years. Upon amendment of the employment agreements of Messrs. Reed, O’Neill and Walsh in February 2014, no employees are eligible to receive a “gross-up” payment from the Company to the extent they incur excise taxes under Section 4999 of the Code.

In the event of death, disability or retirement, the NEO will receive no additional payments. In the event of disability, NEOs receive continuation of health and welfare benefits for three years.

Equity and Incentive Plan

The Company has issued equity awards to our NEOs that are subject to the terms and conditions of the Equity and Incentive Plan, and include stock options, restricted stock, restricted stock units, performance unit awards, and Cash LTIP awards.

In the event of an involuntary termination of the NEO without cause, or resignation by the NEO for Good Reason, no unvested options shall become vested or exercisable, nor will unvested restricted stock or restricted stock units vest. For performance units and Cash LTIP awards, the NEO shall receive accrued awards plus a pro rata portion of the award (based on the number of full calendar months served during the performance period divided by the length of the performance period) that would have accrued for the performance period in which the NEO was terminated without Cause by the Company.

In the event of a change-in-control, unvested stock options will become fully vested; the restrictions on the restricted stock units will lapse. For performance units, they will be cancelled in exchange for a payment equal to the value that would have been payable had each performance unit been deemed equal to 100% (or such greater or lesser percentage as determined by the Compensation Committee) of its initially established dollar value. For Cash LTIP awards, each award will be cancelled in exchange for a payment equal to the payment that would that would have been payable had each Cash LTIP award been deemed to equal 100% (or such greater or lesser percentage as determined by the Compensation Committee) of the amount earned upon full achievement of applicable performance criteria.

In the event of death or disability unvested options will become fully vested, and upon death, disability or retirement, a pro rata portion of the restricted stock and restricted stock units that would be eligible for lapse of restrictions on the next anniversary date of the grant will lapse. All unvested stock options, restricted stock and restricted stock unit awards will be forfeited for any other reason of termination. For the performance units and Cash LTIP, the NEO shall receive accrued awards plus a pro rata portion of the award (based on number of full calendar months served during the performance period divided by the length of the performance period) that would have accrued for the performance period in which the NEO was terminated due to death, disability, or retirement.

The following tables illustrate the payouts to each NEO under each of the various separation and change in control situations. The tables assume that the events took place on December 31, 2013.

Name of Participant: Sam K. Reed

	Involuntary Termination without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	5,766,000	0	0	5,766,000	0
Interest on Severance	8,649	0	0	8,649	0
Pro-rated Annual Incentives	0	0	0	961,000	0
Stock Options	0	0	718,446	718,446	718,446
Restricted Stock Units	0	500,589	500,589	2,070,357	2,070,357
Performance Units	903,838	903,838	903,838	3,172,388	3,172,388
Cash LTIP	86,775	86,775	86,775	1,024,900	1,024,900
Welfare Benefits	43,990	0	43,990	43,990	0
Excise Tax & Gross Up	0	0	0	0	0

Aggregate Payments	6,809,252	1,491,202	2,253,638	13,765,730	6,986,091

Name of Participant: Dennis F. Riordan

	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	1,700,000	0	0	2,550,000	0
Interest on Severance	3,825	0	0	3,825	0
Pro-rated Annual Incentives	0	0	0	350,000	0
Stock Options	0	0	190,292	190,292	190,292
Restricted Stock Units	0	132,901	132,901	550,210	550,210
Performance Units	240,706	240,706	240,706	842,892	842,892
Cash LTIP	22,995	22,995	22,995	271,600	271,600
Welfare Benefits	26,884	0	40,325	40,325	0
Excise Tax & Gross Up	0	0	0	0	0

Aggregate Payments	1,994,410	396,602	627,219	4,799,144	1,854,994

Name of Participant: Christopher D. Sliva

	Involuntary Termination without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death(2) ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	873,800	0	0	1,747,600	0
Interest on Severance	2,621	0	0	2,621	0
Pro-rated Annual Incentives	0	0	0	359,800	0
Stock Options	0	0	271,798	271,798	271,798
Restricted Stock Units	0	122,563	122,563	577,778	577,778
Performance Units	259,889	259,889	259,889	1,102,720	1,102,720
Cash LTIP	0	0	0	0	0
Welfare Benefits	13,007	0	26,015	26,015	0
Excise Tax & Gross Up	0	0	0	0	0

Aggregate Payments	1,149,317	382,452	680,265	4,088,332	1,952,296

Name of Participant: Thomas E. O’Neill

	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	1,530,000	0	0	2,295,000	0
Interest on Severance	3,443	0	0	3,443	0
Pro-rated Annual Incentives	0	0	0	315,000	0
Stock Options	0	0	179,408	179,408	179,408
Restricted Stock Units	0	123,137	123,137	491,629	491,629
Performance Units	202,777	202,777	202,777	755,363	755,363
Cash LTIP	22,995	22,995	22,995	271,600	271,600
Welfare Benefits	22,247	0	33,371	33,371	0
Excise Tax & Gross Up	0	0	0	0	0

Aggregate Payments	1,781,462	348,909	561,688	4,344,814	1,698,000

Name of Participant: Harry J. Walsh

	Involuntary Termination Without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	1,530,000	0	0	2,295,000	0
Interest on Severance	3,443	0	0	3,443	0
Pro-rated Annual Incentives	0	0	0	315,000	0
Stock Options	0	0	179,408	179,408	179,408
Restricted Stock Units	0	123,137	123,137	491,629	491,629
Performance Units	202,777	202,777	202,777	755,363	755,363
Cash LTIP	22,995	22,995	22,995	271,600	271,600
Welfare Benefits	29,327	0	43,991	43,991	0
Excise Tax & Gross Up	0	0	0	0	0

Aggregate Payments	1,788,542	348,909	572,308	4,355,434	1,698,000

2013 DIRECTOR COMPENSATION

Directors who are full-time employees of the Company receive no additional fee for service as a director. Non-employee directors receive a combination of cash payments and equity-based compensation as shown in the table and narrative below.

Name	Fees Earned or Paid in Cash ($)(a)	Restricted Stock Units ($)(b)	Total ($)
George V. Bayly	80,000	122,704	202,704
Diana S. Ferguson	82,500	122,704	205,204
Dennis F. O’Brien	77,500	122,704	200,204
Frank J. O’Connell	77,500	122,704	200,204
Ann M. Sardini	90,000	122,704	212,704
Gary D. Smith	80,000	122,704	202,704
Terdema L. Ussery, II	77,500	122,704	200,204
David B. Vermylen	365,000	122,704	487,704

(a)	Consists of the amounts described below under “Cash Compensation.” Each of the board members receive an annual retainer of $65,000. With respect to Mr. Bayly, this figure includes $15,000 paid for service as Chairman of the Nominating and Corporate Governance Committee. With respect to Ms. Ferguson, this figure includes $17,500 paid for service as Chairman of the Audit Committee. With respect to Mr. O’Brien, this amount includes $7,500 and $5,000, paid for services as a member of the Audit Committee and Nominating and Corporate Governance Committee, respectively. With respect to Mr. O’Connell, these amounts include $7,500 and $5,000, paid for services as a member of the Audit Committee and Compensation Committee, respectively. With respect to Ms. Sardini, these amounts include $5,000 and $20,000 paid for services as a member of the Compensation Committee and lead independent director. With respect to Mr. Smith, this figure includes $15,000 paid for service as Chairman of the Compensation Committee. With respect to Mr. Ussery, this figure includes $7,500 and $5,000 for services as a member of the Audit Committee and the Nominating and Corporate Governance Committee. With respect to Mr. Vermylen, these fees also include $300,000 earned under his consulting agreement, as described below.

(b)	In 2013, each director was granted 1,860 restricted stock units with a grant date fair value of $65.97 per unit. As of December 31, 2013, Mr. Bayly has 22,499 stock options and 1,860 restricted stock units outstanding and 14,060 vested restricted stock units deferred until termination of service from the Board; Ms. Ferguson has 3,500 stock options and 1,860 restricted stock units outstanding and 10,360 vested restricted stock units deferred until termination of service from the Board; Mr. O’Brien has 1,860 restricted stock units outstanding; Mr. O’Connell has 22,499 stock options and 1,860 restricted stock units outstanding and 9,760 vested restricted stock deferred until termination of service from the Board; Ms. Sardini has 1,860 restricted stock units outstanding and 14,060 vested deferred restricted stock units, where 3,700 units have been deferred until termination from the Board, and 3,900, 2,410, 1,890, 2,160 units have been deferred until June 30, 2014, July 28, 2014, July 27, 2016, and June 30, 2015, respectively; Mr. Smith has 1,860 restricted stock units outstanding and 14,060 vested restricted stock units deferred until termination of service from the Board; Mr. Ussery has 15,700 stock options and 1,860 restricted stock units outstanding, and 11,650 vested restricted stock units deferred until termination of service from the Board; Mr. Vermylen has 294,935 stock options, 1,860 restricted stock units outstanding, and 4,050 vested restricted stock units, deferred until termination from the Board.

Cash Compensation

For the 2013-2014 Board year, non-management Directors of the Company received a cash retainer of $65,000 per year. Committee members received additional annual cash retainers as follows: Audit Committee $7,500; Compensation Committee $5,000; and Nominating and Corporate Governance Committee $5,000. The Chairman of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received additional annual cash retainers of $17,500, $15,000, and $15,000 respectively and the Lead Independent Director received an additional annual cash retainer of $20,000. No individual meeting attendance fees are paid to Board or Committee members.

On February 10, 2011, we entered into a one-year consulting agreement with Mr. Vermylen, which became effective on July 1, 2011, when Mr. Vermylen transitioned to a senior advisor role focusing on strategy, marketing and acquisitions (renewable upon mutual agreement). The agreement provides Mr. Vermylen $300,000 per annum as a consultant. This agreement was renewed in 2013 for an additional one year term.

Equity-Based Compensation

To ensure that directors have an ownership interest aligned with other stockholders, each non-management director will be granted options and/or restricted stock units of the Company’s stock having a value determined by the Board, which for 2013 was $122,704.

Board Stock Ownership and Age Requirements

At the same time that we adopted formal stock ownership guidelines for management in February 2012, we also adopted ownership guidelines for the Board. All outside directors are covered by the guidelines and must achieve a stock ownership level equal to three times their annual retainer within five years of joining the Board. Similar to the management guidelines, shares of stock owned outright or through a trust, restricted stock and restricted stock units count towards fulfillment of the guidelines. All of our outside directors are currently in compliance with these guidelines.

We have not set an upper age limit for Board members as we feel that highly experienced directors on our Board have provided and will continue to provide our management team with great insight and wisdom into our business. In addition to our experiences, several corporate boards across the United States benefit greatly from more seasoned business leaders.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

No member of the Compensation Committee was, during the year ended December 31, 2013, an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company’s Board, during the year ended December 31, 2013.

COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate by reference this Proxy Statement or future filings with the SEC, in whole or in part, the following Committee reports shall not be deemed to be incorporated by reference into any such filings, except to the extent we specifically incorporate by reference a specific report into such filing. Further, the information contained in the following committee reports shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C other than as set forth in Item 407 of Regulation S-K, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information contained in any of these reports be treated as soliciting materials.

The Board has established three committees to help oversee various matters of the Company. These include the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these Committees operates under the guidelines of their specific charters. These charters may be reviewed on our website at www.treehousefoods.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently composed of four independent directors, Ms. Ferguson, Messrs. O’Brien, O’Connell and Ussery, and operates pursuant to a written charter. The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Audit Committee is responsible for overseeing and monitoring the integrity of the Company’s financial statements, accounting and financial reporting processes, systems of internal control over financial reporting, compliance with legal and regulatory financial accounting requirements, audits of the Company’s financial statements, and evaluating performance through a self assessment. The Audit Committee also regularly receives and reviews reports from the third party whistleblower hotline provider.

The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon. The Audit Committee’s responsibilities are to monitor and oversee the audit process, and to appoint, compensate and evaluate the performance of the independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with Deloitte & Touche LLP any relationships that may impact its objectivity and independence, and the Audit Committee satisfied itself as to Deloitte & Touche LLP’s independence. The Audit Committee has reviewed and discussed the financial statements with management. The Audit Committee also discussed with management and Deloitte & Touche LLP the quality and adequacy of the Company’s internal controls and the internal audit department’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with Deloitte & Touche LLP and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by PCAOB Auditing Standard No. 16, Communications with Audit Committees, and, with and without management present, discussed and reviewed the results of Deloitte & Touche LLP’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

Based on the Audit Committee’s discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

In order to assure that the provision of audit and non-audit services provided by Deloitte & Touche LLP, our independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve all audit services to be provided to the Company by Deloitte & Touche LLP, and all other services, including review, attestation and non-audit services, other than de minimis services that satisfy the requirements of the New York Stock Exchange and the Exchange Act, pertaining to de minimis exceptions.

This report is respectfully submitted by the Audit Committee of the Board.

Diana S. Ferguson, Chairman

Dennis F. O’Brien

Frank J. O’Connell

Terdema L. Ussery, II

REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee is currently comprised of three independent directors, Messrs. Bayly, O’Brien and Ussery. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend to the Board the persons to be nominated for election as directors at any meeting of the stockholders, (iii) in the event of a vacancy on or increase in the size of the Board, to recommend to the Board the persons to be nominated to fill such vacancy or additional Board seat, (iv) to recommend to the Board the persons to be nominated for each committee of the Board, (v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics, and (vi) to oversee the evaluation of the Board. The Nominating and Corporate Committee will consider nominees who are recommended by stockholders, provided such nominees are recommended in accordance with the nominating procedures set forth in the Company’s By-laws. The Board adopted a charter for the Nominating and Corporate Governance Committee in June 2005.

This report is respectfully submitted by the Nominating and Corporate Governance Committee of the Board.

George V. Bayly, Chairman

Dennis F. O’Brien

Terdema L. Ussery, II

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of Messrs. Smith and O’Connell, and Ms. Sardini and operates pursuant to a written charter. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Company’s Proxy Statement to be filed in connection with the Meeting, each of which will be filed with the SEC.

This report is respectfully submitted by the Compensation Committee of the Board.

Gary D. Smith, Chairman

Frank J. O’Connell

Ann M. Sardini

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees billed for professional services rendered for the audit of our consolidated financial statements, audit of our internal controls over financial reporting and review of our quarterly reports on Form 10-Q and fees billed for other services rendered by Deloitte & Touche LLP for 2012 and 2013:

	2012	2013
Audit Fees	$1,634,359	$1,714,977
Audit-related Fees	$164,000	$405,760
Tax Fees	$101,927	$63,932
All other Fees	$0	$2,615

Total Fees	$1,900,286	$2,187,284

Audit fees include fees associated with the annual audit of our consolidated financial statements and internal controls over financial reporting and reviews of the Company’s quarterly reports on Form 10-Q.

Audit-related fees include consultation concerning financial accounting and SEC reporting standards and due diligence services performed in connection with the Company’s acquisitions. Audit related fees are higher in 2013, as the Company was more acquisitive than in 2012. Tax fees include services rendered primarily for tax advice and tax planning. Tax fees in 2012 were higher than those in 2013, primarily due to additional services provided related to federal and state audits occurring in that year. All other fees are for any other services not included in the first three categories. The Audit Committee pre-approved all of the audit, audit-related, tax and other services in accordance with the pre-approval policies described above under the heading “Committee Reports — Report of the Audit Committee” and determined that the independent accountant’s provision of non-audit services is compatible with maintaining the independent accountant’s independence.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We maintain policies and procedures relating to the review, approval or ratification of transactions in which we are a participant and in which any of our directors, executive officers, major stockholders or their family members have a direct or indirect material interest. We refer to these individuals and entities in this proxy statement as related parties. Our Code of Ethics, which is available on our website at www.treehousefoods.com, prohibits our employees, including our executive officers, and directors from engaging in specified activities without prior approval. These activities typically relate to conflict of interest situations where an employee or director may have significant financial or business interests in another company competing with or doing business with us, or who stands to benefit in some way from such a relationship or activity.

We review all relationships and transactions in which the Company and our directors, executive officers, or their immediate family members are participants, to determine whether such persons have a direct or indirect material interest and whether such transactions involve at least $120,000. Our law department has responsibility for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction. Each year, we require our directors and executive officers to complete a questionnaire, among other things, to identify such related party relationships and transactions. We also require that directors and executive officers notify our General Counsel of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible and we gather information regarding possible related party transactions throughout the year. As required under SEC rules, transactions involving the Company that exceed $120,000 and that a related party has a direct or indirect material interest in will be disclosed in our Proxy Statement. Our Board has responsibility for reviewing and approving or ratifying related person transactions.

Mr. Vermylen became a senior consultant with the Company in July 2011 and in accordance with his consulting agreement, is paid $300,000 annually. The consulting agreement is renewable on an annual basis. As of result of the consulting agreement with Mr. Vermylen and the related payments, the Company has concluded that Mr. Vermylen is not an independent Director at this time.

ADVISORY VOTE TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

(PROPOSAL 3)

Pursuant to Section 14A of the Exchange Act, we are seeking the advisory approval of stockholders of the Company’s executive compensation program and practices as disclosed in this Proxy Statement. As approved by its stockholders at the 2011 Annual Meeting of Stockholders, consistent with the Board’s recommendation, the Company is submitting this proposal for a non-binding vote on an annual basis. Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed in the 2014 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure.”

The Company has a pay-for-performance philosophy that forms the foundation of our decisions regarding executive compensation. This philosophy and the compensation structure approved by the Compensation Committee are central to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results in the best interests of the Company and its stockholders. To that end, our program links pay to performance by delivering a significant majority of the total compensation opportunity of our NEOs in variable or “pay at risk” compensation programs (annual and long-term incentive plans). Our program also aligns the NEOs’ financial interest with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other long-term incentive vehicles.

We urge our stockholders to read “Compensation Discussion and Analysis” above, which describes in detail how our executive compensation program and practices operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables which provide detailed information on the compensation of our NEOs.

This advisory vote on the Company’s executive compensation program and practices is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will carefully review the voting results when evaluating our executive compensation program.

The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to be voted on the proposal at the Meeting is required for approval of this advisory resolution.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION SET FORTH ABOVE.

PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THE APPROVAL OF THE ADVISORY RESOLUTION SET FORTH ABOVE UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder who intends to present proposals at the Annual Meeting of Stockholders in 2015 pursuant to Rule 14a-8 under the Exchange Act must send notice of such proposal to us so that we receive it no later than November 13, 2014. Any stockholder who intends to present proposals at the Annual Meeting of Stockholders in 2015 other than pursuant to Rule 14a-8 must comply with the notice provisions in our By-laws. The notice provisions in our By-laws require that, for a proposal to be properly brought before the Annual Meeting of Stockholders in 2015, proper notice of the proposal must be received by us not less than 90 days or more than 120 days prior to the first anniversary of this year’s Meeting. Stockholder proposals should be addressed to TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, IL 60523, Attention: Corporate Secretary.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Stockholders and other interested parties may contact the Board, the non-management directors or any individual director (including the Lead Independent Director) by writing to them c/o TreeHouse Foods Corporate Secretary, 2021 Spring Road, Suite 600, Oak Brook, IL 60523, and such mail will be forwarded to the director or directors, as the case may be.

OTHER MATTERS

If any other matters properly come before the Meeting, it is the intention of the person named in the enclosed form of proxy to vote the shares they represent in accordance with the judgments of the persons voting the proxies.

The Annual Report of the Company for the year ending December 31, 2013 is being distributed to stockholders together with this Proxy Statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.treehousefoods.com. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.

You may also request one free copy of any of our filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning Thomas E. O’Neill, Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary at our principal executive office: TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523, telephone (708) 483-1300.

By Order of the Board of Directors

Thomas E. O’Neill

Corporate Secretary

Appendix A

CORPORATE GOVERNANCE GUIDELINES: DIRECTOR INDEPENDENCE

Except as may otherwise be permitted by NYSE rules, a majority of the members of the Board shall be independent directors. To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual and (2) in the Board’s judgment (based on all relevant facts and circumstances), the director does not have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

TREEHOUSE FOODS, INC.
IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Central Time, on April 24, 2014.

Vote by Internet
• Go to www.envisionreports.com/thfi
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed under Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Dennis F. O’Brien	☐	☐	☐	02 - Sam K. Reed	☐	☐	☐	03 - Ann M. Sardini	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Ratification of the selection of Deloitte & Touche LLP as Independent Auditors.	☐	☐	☐	3. To provide an advisory vote to approve the Company’s executive compensation.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items
Change of Address — Please print new address below.		Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	+

01RNFF

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of stockholders. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: www.envisionreports.com/thfi

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TREEHOUSE FOODS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS – APRIL 24, 2014

The undersigned appoints Sam K. Reed and Thomas E. O’Neill each of them, attorneys and proxies, with the power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held on April 24, 2014, and any adjournment thereof, upon the matters coming before the meeting, as set forth in the Notice of Meeting and Proxy Statement, both of which have been received by the undersigned, and upon such other business as may properly come before the meeting. The undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows.

In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATION MADE, IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

(Continued and to be marked, dated and signed, on the other side)